UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

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☐	Soliciting Material Pursuant to §240.14a-12

Sohu.com Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 27, 2017

Dear Sohu.com Stockholders:

You are cordially invited to attend Sohu.com Inc.’s Annual Meeting of Stockholders to be held at our office at Level 18, Sohu.com Media Plaza, Block 3, No. 2 Kexueyuan South Road, Haidian District, Beijing 100190, People’s Republic of China, on Tuesday, June 20, 2017 at 10:00 A.M., Beijing time.

This year we are again using the U.S. Securities and Exchange Commission (the “SEC”) rules that allow companies to furnish proxy materials to their stockholders primarily over the Internet. On or about May 4, 2017, we will mail to our stockholders (other than those who had previously requested email delivery) a notice containing instructions on how to access our 2017 Proxy Statement and 2016 Annual Report to Stockholders. The notice also will include instructions on how to receive a paper copy of the annual meeting materials, including the Notice of Annual Meeting, Proxy Statement and proxy card. If you receive your annual meeting materials by mail, the Notice of Annual Meeting, Proxy Statement and proxy card will be enclosed. If you receive your annual meeting materials via e-mail, the e-mail contains Internet links to the annual report and the Proxy Statement, which are both available at http://www.edocumentview.com/SOHU.

At this year’s Annual Meeting, we are asking stockholders to (i) elect three directors, who shall serve for a two-year term or until their earlier resignation or removal; (ii) vote on advisory approval of our executive compensation; (iii) make an advisory vote on the frequency of future advisory votes on our executive compensation; and (iv) ratify the appointment of PricewaterhouseCoopers Zhong Tian LLP as our independent auditors. The Board of Directors recommends that you vote FOR the election of the director nominees, FOR the advisory resolution approving our executive compensation, IN FAVOR of a frequency of every year for future advisory votes on our executive compensation, and FOR the ratification of PricewaterhouseCoopers Zhong Tian LLP as our independent auditors. Please refer to the Proxy Statement for detailed information on each of the proposals and the Annual Meeting.

Every stockholder’s vote is important to us. Whether or not you expect to attend the meeting in person, we urge you to submit your proxy as soon as possible. You may vote over the Internet, by telephone or, if you ask for and receive paper copies of the proxy materials, by mail.

We look forward to seeing those of you who are able to attend the meeting in person.

Sincerely,

Charles Zhang Chief Executive Officer

____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF
SOHU.COM INC.
____________________

TO BE HELD ON JUNE 20, 2017
10:00 A.M. BEIJING TIME

April 27, 2017

To the Stockholders of Sohu.com Inc.:

We hereby notify you that the Annual Meeting of Stockholders (the “Annual Meeting”) of Sohu.com Inc. will be held at our office at Level 18, Sohu.com Media Plaza, Block 3, No. 2 Kexueyuan South Road, Haidian District, Beijing 100190, People’s Republic of China, on Tuesday, June 20, 2017 at 10:00 A.M., Beijing time, for the purpose of considering and acting upon the following matters, all as described in the accompanying Proxy Statement:

1)	To elect three directors, who shall serve for a two-year term or until their earlier resignation or removal;

2)	To vote on an advisory resolution approving our executive compensation;

3)	To make an advisory vote on the frequency of future advisory votes on our executive compensation;

4)	To ratify the appointment of PricewaterhouseCoopers Zhong Tian LLP as our independent auditors for the fiscal year ending December 31, 2017; and

5)	To consider and act upon all other matters which may properly come before the Annual Meeting or any adjournment or postponement thereof.

We have not received notice of other matters that may be properly presented at the Annual Meeting. Our Board of Directors has set the close of business on Monday, April 24, 2017, as the record date for the purpose of determining the holders of our common stock entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof, and only stockholders of record on that date are entitled to notice of, and to vote, at the Annual Meeting.

On or about May 4, 2017, we will mail to our stockholders (other than those who had previously requested email delivery) a notice containing instructions on how to access our 2017 Proxy Statement and 2016 Annual Report to Stockholders. The notice also will include instructions on how to receive a paper copy of the annual meeting materials, including the Notice of Annual Meeting, Proxy Statement and proxy card. If you receive a paper copy of your annual meeting materials by mail, the Notice of Annual Meeting, Proxy Statement and proxy card will be enclosed. If you receive your annual meeting materials via e-mail, the e-mail contains Internet links to the annual report and the Proxy Statement, which are both available at http://www.edocumentview.com/SOHU.

By order of the Board of Directors,

/s/ Timothy B. Bancroft

Timothy B. Bancroft
Secretary

SOHU.COM INC.
Level 18, Sohu.com Media Plaza
Block 3, No. 2 Kexueyuan South Road, Haidian District
Beijing 100190, People’s Republic of China
(010) 8610-6272-6666

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 20, 2017
10:00 A.M. BEIJING TIME

___________________

PROXY STATEMENT
___________________

This Proxy Statement is furnished to our stockholders in connection with the solicitation by our Board of Directors (our “Board”) of our proxies for use at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our office located at Level 18, Sohu.com Media Plaza, Block 3, No. 2 Kexueyuan South Road, Haidian District, Beijing 100190, People’s Republic of China, on Tuesday, June 20, 2017 at 10:00 A.M., Beijing time, and at any adjournment or postponement thereof.

If proxies are completed and submitted, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares represented by proxies will be voted as follows:

FOR the election of the nominees for directors named herein;

FOR the advisory resolution approving our executive compensation;

IN FAVOR of a frequency of every year for future advisory votes on our executive compensation; and

FOR the ratification of the appointment of PricewaterhouseCoopers Zhong Tian LLP (“PricewaterhouseCoopers”) as our independent auditors for the fiscal year ending December 31, 2017.

In addition, if other matters come before the Annual Meeting, the persons named as proxy holders, Dr. Charles Zhang and Ms. Joanna Lv, will vote in accordance with their judgment with respect to those matters. You have the power to revoke your proxy at any time prior to its exercise by filing with Ms. Joanna Lv, our Acting Chief Financial Officer, an instrument revoking it, by submitting an executed proxy bearing a later date prior to or as of the Annual Meeting or by attending the Annual Meeting and voting in person.

Expenses and Solicitation

We will bear the cost of soliciting proxies. Solicitations may be made by mail, personal interview, telephone, email or otherwise by our directors, officers and employees, without additional compensation for such solicitation activities. We have made arrangements with Computershare Trust Company, N.A. at 211 Quality Circle, Suite 210, College Station, TX 77845 and Georgeson Inc. at 480 Washington Boulevard, 26th Floor, Jersey City, NJ 07310 to assist with the solicitation of proxies. We are required to request that brokers and nominees who hold stock in their names furnish our proxy materials to the beneficial owners of the stock, and we must reimburse these brokers and nominees for the expenses of doing so in accordance with statutory fee schedules. The estimated cost of soliciting proxies is not expected to exceed $100,000.

Voting Procedures

Only stockholders of record on our books at the close of business on April 24, 2017, the record date relating to the Annual Meeting, will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof. Each share of our common stock outstanding on the record date will be entitled to one vote on each of the director nominees, one vote on the non-binding resolution on executive compensation, one vote on the advisory vote on the frequency of advisory votes on our executive compensation, and one vote on the ratification of the appointment of PricewaterhouseCoopers as our independent auditors. Under our Second Amended and Restated

By-laws, the presence in person or by proxy of a majority of the shares of our common stock outstanding on the record date is required for a quorum. Abstentions and broker non-votes are each included for purposes of determining the presence or absence of a sufficient number of shares to constitute a quorum for the transaction of business. With respect to the approval of any particular proposal, abstentions and broker non-votes are not counted in determining the number of votes cast. The election of directors requires a plurality of the votes cast in person or by proxy. The nominees receiving the highest number of affirmative votes of the shares present or represented and voting on the election of the directors at the Annual Meeting will be elected as directors. In voting on the advisory resolution approving our executive compensation, stockholders may vote in favor of the proposal or against the proposal, or abstain from voting. This matter will be decided by the affirmative vote of the holders of a majority of the shares of our common stock that are present in person or by proxy at the Annual Meeting and entitled to vote thereon. In the advisory vote on the frequency of future advisory votes on our executive compensation, stockholders may vote to have an advisory vote on executive compensation every one, two or three years, or abstain from voting. The number of years that receives a plurality of the votes cast will be considered the period approved by the stockholders. The result of the advisory vote approving our executive compensation and the advisory vote on the frequency of future advisory votes on our executive compensation will not be binding on us or our Board. Our Board and Compensation Committee will review the voting result and take it into consideration when making future decisions regarding executive compensation and decisions regarding the frequency of future advisory votes on our executive compensation. The ratification of the appointment of PricewaterhouseCoopers as our independent auditors requires the affirmative vote of the holders of a majority of the shares of our common stock that are present in person or by proxy at the Annual Meeting and entitled to vote thereon.

As of the close of business on April 24, 2017, there were 38,847,382 shares of our common stock outstanding.

Proposal I. Election of Directors

Our Board is divided into two classes, with each class holding office for a term of two years and the term of one class expiring each year. All directors will hold office until their successors have been duly elected and qualified or until their earlier resignation or removal. Our Board has fixed the number of directors to constitute the full Board for the ensuing year at six, three of whom are to be elected at the Annual Meeting for a term expiring at the 2019 Annual Meeting of Stockholders, and three directors whose term will expire at the 2018 Annual Meeting of Stockholders.

Our Board has nominated Mr. Charles Huang, Dr. Dave Qi and Mr. Shi Wang for election to the class of directors to be elected at the Annual Meeting whose term will expire in 2019. Unless you indicate otherwise on your proxy, the proxies received will be voted in favor of the election of Mr. Charles Huang, Dr. Dave Qi and Mr. Shi Wang to serve as directors.

Our Board knows of no reason why any of the nominees would be unable or unwilling to serve, but if that should be the case, proxies will be voted for the election of substitute nominee(s) selected by our Board, or our Board will fix the number of directors at a lesser number. The proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. The three nominees receiving a plurality of the votes cast by the stockholders represented at the Annual Meeting, in person or by proxy, will be elected as directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF MR. CHARLES HUANG, DR. DAVE QI, AND MR. SHI WANG.

The table below sets forth certain information with respect to the nominees for election to our Board and those directors whose terms of office will continue after the Annual Meeting. All of the nominees for election as directors are currently serving on our Board. The table below includes information each director has given us about his age, all positions and offices he holds, his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years. In addition, the table below highlights each director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he should serve as a director.

Name, Age, Positions and Offices with Sohu.com Inc.	Principal Occupation, Business Experience and Directorships held with Other Public Corporations during the past Five Years	Term of Office as Director
Mr. Charles Huang Chief Executive Officer and Chairman of Netbig Education Holdings Ltd. 47 years old. Director since 2001.	Mr. Charles Huang is the Founder, Chief Executive Officer and Chairman of Netbig Education Holdings Ltd. (“Netbig”), a leading education enterprise in China. Prior to founding Netbig in 1999, Mr. Charles Huang served as Executive Director and Head of the Asia Securitization Group of Deutsche Bank, New York and Hong Kong, as well as a Senior Vice President of Prudential Securities Inc., New York. He holds a Master of Science degree in Computer Science from the Massachusetts Institute of Technology (“MIT”) and a Bachelor of Science degree from the University of Science and Technology of China. Mr. Charles Huang is also a Chartered Financial Analyst. Mr. Charles Huang also serves as director of ZTO Express (Cayman) Inc (New York Stock Exchange).

We believe Mr. Charles Huang’s qualifications to serve on our Board include his (i) qualification as a Chartered Financial Analyst and related experience in senior positions in the corporate finance industry in the U.S. and Asia, (ii) academic credentials and experience in the computer industry, (iii) status and track record as a successful entrepreneur and (iv) extensive experience managing an Internet company.

Mr. Charles Huang’s term expires at the 2017 Annual Meeting.

Name, Age, Positions and Offices with Sohu.com Inc.	Principal Occupation, Business Experience and Directorships held with Other Public Corporations during the past Five Years	Term of Office as Director
Dr. Dave Qi Professor of Accounting and former Associate Dean, the Cheung Kong Graduate School of Business. 53 years old. Director since 2005. (1)(2)(3)

Dr. Dave Qi is a Professor of Accounting and the former Associate Dean of the Cheung Kong Graduate School of Business. He began teaching at the Cheung Kong Graduate School of Business in 2002 and was the founding Director of the Executive MBA program. Before joining the Cheung Kong Graduate School of Business, Dr. Dave Qi was an Associate Professor at the School of Accounting of the Chinese University of Hong Kong. Dr. Dave Qi has published many articles and research essays on accounting, financial reporting, capital market and other related topics. He has a Ph.D. in accounting from the Eli Broad Graduate School of management of Michigan State University, a Master of Business Administration from the University of Hawaii at Manoa and a Bachelor of Science and a Bachelor of Arts degree from Fudan University. Dr. Dave Qi is currently a member of the American Accounting Association. Dr. Dave Qi also serves as director of the following public companies: Honghua Group Limited (Hong Kong Stock Exchange), CTV Golden Bridge International Media Co., LTD. (Hong Kong Stock Exchange), iKang Healthcare Group, Inc. (NASDAQ), Momo Inc. (NASDAQ), Jutal Offshore Oil Services Limited (Hong Kong Stock Exchange) and Reorient Group Limited (Hong Kong Stock Exchange). In addition, Dr. Dave Qi serves as Chairman of the Audit Committee of each of Honghua Group Limited, CTV Golden Bridge International Media Co., LTD., and iKang Healthcare Group, Inc., and as a member of the Audit Committee of each of Momo Inc., Jutal Offshore Oil Services Limited and Reorient Group Limited.

We believe Dr. Dave Qi’s qualifications to serve on our Board include his (i) strong academic credentials and working experience with accounting and finance in general, and with accounting and finance in China in particular, (ii) status as former associate Dean of one of the top business schools in China, and (iii) extensive connections in the telecom and tech industries in China.

Dr. Dave Qi’s term expires at the 2017 Annual Meeting.

Name, Age, Positions and Offices with Sohu.com Inc.	Principal Occupation, Business Experience and Directorships held with Other Public Corporations during the past Five Years	Term of Office as Director
Mr. Shi Wang Chairman of China Vanke Co., Ltd. 66 years old. Director since 2005. (3)

Mr. Shi Wang is the Chairman of the Board of Directors of Vanke, of which he also served as General Manager from 1991 to 1999. In 1984 Mr. Shi Wang founded the Shenzhen Exhibition Center of Modern Science and Education Equipment, which is the predecessor of Vanke. Mr. Shi Wang is the Executive Manager of the China Real Estate Association and is Deputy Director of the City Housing Development Council of the China Real Estate Association.

We believe Mr. Shi Wang’s qualifications to serve on our Board include (i) history as the founder of Vanke, a PRC-listed company, (ii) status and track record as a successful entrepreneur in China, and (iii) extensive experience managing a listed company.

Mr. Shi Wang’s term expires at the 2017 Annual Meeting.
Dr. Charles Zhang Chairman of our Board and Chief Executive Officer. 52 years old. Director since 1996.	Dr. Charles Zhang is our founder and has been Chairman of our Board and Chief Executive Officer since August 1996. Dr. Charles Zhang also served as our President from August 1996 to July 2004. Prior to founding Sohu.com Inc., Dr. Charles Zhang worked for Internet Securities Inc. and helped to establish its China operations. Prior to that, Dr. Charles Zhang worked as MIT’s liaison officer with China. Dr. Charles Zhang has a Ph.D. in experimental physics from MIT and a Bachelor of Science degree from Tsinghua University in Beijing. Dr. Charles Zhang is a native of the People’s Republic of China. Dr. Charles Zhang is also the Chairman of the Board of Changyou.com Limited, our independently-listed majority-owned subsidiary.

We believe Dr. Charles Zhang’s qualifications to serve on our Board include his (i) position as our Chief Executive Officer, (ii) history as the founder of our company and status as one of the best-known and most successful entrepreneurs in China, (iii) general reputation and track record as an innovator, visionary and early mover in the Internet industry in China and (iv) deep understanding of the Chinese Internet industry.

Dr. Charles Zhang’s term expires at the 2018 Annual Meeting.

Name, Age, Positions and Offices with Sohu.com Inc.	Principal Occupation, Business Experience and Directorships held with Other Public Corporations during the past Five Years	Term of Office as Director
Dr. Zhonghan Deng Chairman and Chief Executive Officer of Vimicro International Corporation. 49 years old. Director since 2007. (1)(2)(3)

Dr. Zhonghan Deng is the Chief Executive Officer and Chairman of the Board of Directors of Vimicro International Corporation (“Vimicro”), which he co-founded in 1999. Dr. Zhonghan Deng received a Ph.D. in electrical engineering and computer sciences, a Master of Science degree in economics and a Master of Science degree in physics from the University of California, Berkeley. After graduating from Berkeley, Dr. Zhonghan Deng worked as a research scientist for International Business Machines Corporation at the T.J. Watson Research Center in Yorktown Heights, New York.

We believe Dr. Zhonghan Deng’s qualifications to serve on our Board include (i) academic credentials and experience in the computer industry, (ii) history as the founder of Vimicro, a company that was listed on NASDAQ until its recent going-private transaction, (iii) status and track record as a successful entrepreneur in China, and (iv) extensive experience managing a company that was listed on NASDAQ.

Dr. Zhonghan Deng’s term expires at the 2018 Annual Meeting.

Name, Age, Positions and Offices with Sohu.com Inc.	Principal Occupation, Business Experience and Directorships held with Other Public Corporations during the past Five Years	Term of Office as Director
Mr. Dave De Yang Partner and Chief Financial Officer, Dalton International. 51 years old. Director since 2017. (1)

Mr. Dave De Yang became a Partner in and the Chief Financial Officer of Dalton International, a private equity firm based in Chicago, in 2017. From 2012 through 2016, Mr. Yang served as Chief Financial Officer for the North Asia region, including China, Hong Kong, Taiwan, Japan, and Korea, of Reckitt Benckiser, a London-based company that is listed on the London Stock Exchange and is included in the FTSE 100 Index. Prior to joining Reckitt Benckiser, Mr. Yang worked for McDonald’s Corporation as a senior financial director, including an international assignment as the Corporate Controller of McDonald’s China for three and half years. Prior to that role, he served as acting controller of McDonald’s India and Indonesia divisions and as a senior director of McDonald’s Corporation in the Asia Pacific, Middle East and Africa division, where he oversaw the development and supervision of financial strategy and policy. Prior to joining McDonald’s Corporation, Mr. Yang worked in the U.S. business unit of Ernst & Young LLP for seven years in various positions, including as a group manager. During Mr. Yang’s tenure at Ernst & Young LLP, he focused on business risk management consultation, corporate M&A, restructuring of corporate internal management processes, internal audits, risk assessment, control system designs, and auditing of corporate financial statements, primarily for Fortune 500 companies. Mr. Yang has a master of business administration degree from the City University of New York, a master’s degree in Management and Engineering from the Graduate School of the Chinese Academy of Sciences in Beijing, and a bachelor’s degree in physics from the University of Science and Technology of China. Mr. Yang is a member of the U.S. Institute of Certified Internal Auditors, the Institute of Certified Public Accountants and the Institute of Certified Management Accountants. Mr. Yang has served as a member of the Board of Directors and of the Audit Committee of our majority-owned subsidiary Changyou.com Limited since 2009.

We believe Mr. Dave De Yang’s qualifications to serve on our Board include his (i) extensive background and experience in senior financial and accounting management positions, including at Reckitt Benckiser, McDonald’s, and Ernst & Young, (ii) positions as a member of the Board of Directors and of the Audit Committee of our Nasdaq-listed subsidiary Changyou.com Limited, and (iii) educational and professional degrees and credentials in management, finance, accounting, and physics.

Mr. Dave De Yang’s term expires at the 2018 Annual Meeting.
____________________

(1)	member of our Audit Committee
(2)	member of our Compensation Committee
(3)	member of our Nominating Committee

GENERAL INFORMATION RELATING TO
OUR BOARD OF DIRECTORS

Our Board of Directors

Our Board currently consists of six directors. Dr. Edward B. Roberts resigned from our Board effective January 31, 2017. On April 22, 2017, our Board appointed Mr. Dave De Yang as a member of our Board to fill the vacancy created by the resignation of Dr. Roberts, effective as of that date. Mr. Yang was appointed to the class of directors whose term will expire at our 2018 annual meeting of stockholders. Our Board held four regular quarterly meetings and one special meeting in the year ended December 31, 2016. During the periods between regular quarterly meetings, the Board also acted frequently through email communications, with matters approved by the Board through email being discussed and ratified at subsequent meetings of the Board. During 2016 Mr. Charles Huang attended all of the regular meetings of our Board, one special meeting of our Board and two of the meetings of committees of our Board upon which he served. During 2016 Mr. Shi Wang did not attend any of the meetings of our Board. The other members of our Board attended all of the meetings of our Board and committees thereof upon which they served during 2016. Members of our Board are encouraged, but not required, to attend our annual meetings of stockholders. At our 2016 Annual Meeting of Stockholders, Dr. Charles Zhang was in attendance.

Independence

Our Board has determined that Dr. Dave Qi, Mr. Shi Wang, Dr. Zhonghan Deng, and Mr. Dave De Yang are independent as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market LLC (“NASDAQ”) Listing Rules. In determining independence pursuant to the NASDAQ Listing Rules, our Board affirmatively determined whether such independent directors had any material relationship with us, or any of our subsidiaries, either directly or indirectly as a partner, stockholder or officer of any organization, that may interfere with the director’s ability to exercise independence. Our Board concluded that none of the independent directors had any direct or indirect material relationships with us, or any of our subsidiaries. Our Board considers what it deems to be all relevant facts and circumstances in determining the independence of its members, including whether our directors have any family relationship with any executive officer or any direct or indirect interest in any of our customers or our customer agreements, whether any of our directors have any interests in or ties to any of our competitors, suppliers or strategic business partners and whether our directors meet the independence standards set by the Securities and Exchange Commission (the “SEC”) and NASDAQ.

Committees of our Board of Directors

Our Board has established a standing Audit Committee, a Compensation Committee and a Nominating Committee.

Audit Committee

The members of our Audit Committee currently are Dr. Dave Qi, Dr. Zhonghan Deng and Mr. Dave De Yang, who are each independent as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules. Our Board has determined that Dr. Dave Qi is an Audit Committee financial expert, as that term is defined in Item 407(d)(5) of Regulation S-K. On August 4, 2016, Mr. Charles Huang resigned from our Audit Committee, but remains on our Board. On April 22, 2017, our Board appointed Mr. Dave De Yang as a member of the Audit Committee to fill the vacancy created by the resignation of Mr. Charles Huang from the Audit Committee. Our Audit Committee oversees our internal audit function and our accounting and financial reporting processes and the audits of our financial statements. Our Audit Committee held four meetings in 2016. In addition to the formal meetings, our Audit Committee also acted through email communications, with Audit Committee actions by email being ratified at subsequent meetings of the Audit Committee. Our Audit Committee and the full Board have adopted a written charter for our Audit Committee. Our Audit Committee appointed PricewaterhouseCoopers to serve as our independent auditors for the fiscal year ended December 31, 2017. The full responsibilities of our Audit Committee are set forth in its charter, which is reviewed and updated annually and approved by our Board, and is posted on our Web site at http://investors.sohu.com/documents.cfm. For more information, see “Audit Committee Report.”

Compensation Committee

The members of our Compensation Committee currently are Dr. Dave Qi and Dr. Zhonghan Deng, who are each independent as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules. Dr. Edward B. Roberts served as a member of our Compensation Committee during 2016 and until his resignation from our Board effective January 31, 2017. On February 18, 2017, our Board appointed Dr. Zhonghan Deng to be a member of our Compensation Committee, effective as of that date, to fill the vacancy created by Dr. Roberts’s resignation. Our Compensation Committee acted through e-mail communications among its members, and made recommendations to our Board, on seven occasions in 2016. Our Compensation Committee makes recommendations concerning salaries and incentive compensation, administers and approves restricted stock units, stock option grants and other share-based awards under our equity incentive plans, and otherwise determines compensation levels and performs such other functions regarding compensation as our Board may delegate to our Compensation Committee. Our Board adopted a compensation committee charter, which is posted on our Web site at http://investors.sohu.com/documents.cfm. Our Compensation Committee designed an executive compensation program in order to reward excellent performance and retain talented executive officers through a combination of cash and equity incentive awards. The Compensation Discussion and Analysis below provides additional information regarding the Compensation Committee’s determination of named executive officer and director compensation levels and our Compensation Committee’s policies and procedures in making such determinations.

Nominating Committee

The members of our Nominating Committee currently are Dr. Dave Qi, Mr. Shi Wang and Dr. Zhonghan Deng, who are each independent as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules. Mr. Charles Huang served as a member of our Nominating Committee during 2016 until August 15, 2016. Dr. Edward B. Roberts served as a member of our Nominating Committee for all of 2016 and until his resignation from our Board effective January 31, 2017. The purpose of our Nominating Committee is to assist our Board in identifying individuals qualified to become directors under criteria approved by our Board, periodically review director compensation and benefits, recommend to our Board any proposed revisions to our corporate governance guidelines and assist our Board in assessing directors’ independence, board effectiveness, continuing education, new director orientation and committee membership. Our Nominating Committee did not hold any meetings in 2016. The full responsibilities of our Nominating Committee are set forth in its charter, which is posted on our Web site at http://investors.sohu.com/documents.cfm.

It is a policy of our Nominating Committee that candidates for director (i) be determined to have unquestionable integrity and honesty, (ii) have the ability to exercise sound, mature and independent business judgment which is in the best interests of the stockholders as a whole, (iii) have a background and experience in fields which will complement the talents of the other Board members, (iv) have the willingness and capability to take the time to actively participate in Board and committee meetings and related activities, (v) have the ability to work professionally and effectively with other Board members and our management, (vi) have the ability to remain on our Board long enough to make a meaningful contribution and (vii) have no material relationships with competitors or other third parties that could create a reasonable likelihood of a conflict of interest or other legal issues.

Neither our Nominating Committee nor our Board has a policy with regard to the consideration of diversity when identifying and evaluating proposed director candidates, although both may consider diversity when identifying and evaluating proposed director candidates, and one of the enumerated factors under our Nominating Committee’s charter that the committee may consider when identifying potential nominees is the interplay of the candidate’s experience with the experience of the other board members. In compiling a list of possible candidates and considering their qualifications, our Nominating Committee makes its own inquiries, solicits input from other directors on our Board and may consult or engage other sources, such as a professional search firm, if it deems appropriate.

Stockholders who wish to recommend individuals for consideration by our Nominating Committee to become nominees for election to our Board at the 2018 Annual Meeting of Stockholders may do so by submitting a written recommendation to the committee with a summary of the proposed candidate’s qualifications, care of Sohu.com Inc., at Level 18, Sohu.com Media Plaza, Block 3, No. 2 Kexueyuan South Road, Haidian District, Beijing 100190, People’s Republic of China, Attention: Eric Yuan.

There have been no material changes in our Nominating Committee’s procedures for selecting director candidates since our last annual meeting of stockholders. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate was recommended by a stockholder or otherwise.

Board’s Leadership Structure

Our Board believes that our Chief Executive Officer is best situated to serve as Chairman, and our lead director, because he is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy, and because he is a very well-known, respected and influential leader of the Internet industry in China. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside our company and industry, while our Chief Executive Officer brings company-specific experience and expertise. Our Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and our Board, which are essential to effective governance.

Board’s Role in Risk Oversight

Our Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. Our Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Our Audit Committee oversees management of financial risks. Our Compensation Committee is responsible for overseeing the management of risks relating to our compensation policies and practices as discussed in more detail below under the heading “Risk Considerations in our Compensation Policies and Practices.” Our Nominating Committee manages risks associated with the independence of our Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire Board is regularly informed through committee reports about such risks.

Given its role in the risk oversight of our company, our Board believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to our operations. Although there are different leadership structures that could allow our Board to effectively oversee the management of such risks, and while our Board believes its current leadership structure enables it to effectively manage such risks, it was not the primary reason our Board selected its current leadership structure over other potential alternatives. See the discussion under the heading “Board’s Leadership Structure” above for a discussion of why our Board has determined that its current leadership structure is appropriate.

Risk Considerations in our Compensation Policies and Practices

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company. In addition, our Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

Our Compensation Committee extensively reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded:

●	We have appropriate weighting of long-term incentive compensation;
●	goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation;
●	we do not rely on hard targets that can only be evaluated with reference to numerical results, so as to minimize the risk of our executives’ focusing excessively on short-term results; and
●

we have a limit on the total amount of compensation that can be paid to each executive, which helps reduce the risk of our executives’ pursuing achievement of short-term goals in order to increase compensation.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 14, 2017 by (i) each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) known by us to be the beneficial owner of more than 5% of our common stock (assuming conversion of all outstanding exercisable options and warrants held by that person), (ii) each current director and nominee for election as director, (iii) each named executive officer and (iv) all of our current directors and named executive officers as a group. Except as otherwise provided in the footnotes to this table, we believe that the persons named in this table have voting and investment power with respect to all the shares of common stock indicated.

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership(1)		Percent of Class(1)
Charles Zhang	7,916,520	(2)	20.30%
Charles Huang(3)	76,265		*
Xiaochuan Wang(4)	53,858		*
Shi Wang(5)	34,132		*
Dave Qi(6)	28,940		*
Zhonghan Deng(7)	15,549		*
Joanna Lv	5,500	(8)	*
Dave De Yang(9)	—		—
Dewen Chen(10)	—		—
Carol Yu	62,500	(11)	*
All directors, nominees and executive officers as a group (9 persons)	8,193,264	(12)	21.01%
Photon Group Limited(13)	7,722,820		19.88%
Orbis Investment Management Ltd.	6,696,218	(14)	17.29%
Delaware Management Business Trust	3,983,588	(15)	10.28%
____________________

*	Less than 1%.

(1)	Includes the number of shares and percentage ownership represented by such shares determined to be beneficially owned by a person in accordance with the rules of the SEC. The number of shares beneficially owned by a person includes shares of common stock subject to options or restricted stock units held by that person that are currently exercisable or settleable or that are exercisable or settleable within 60 days of April 14, 2017. Such shares are deemed outstanding for the purpose of computing the percentage of outstanding shares owned by that person. Such shares are not deemed outstanding, however, for the purpose of computing the percentage ownership of each other person.

(2)	Includes (i) 150,000 shares of our common stock subject to options exercisable within 60 days of April 14, 2017 and (ii) 7,722,820 shares of our common stock beneficially owned by Photon Group Limited. Dr. Charles Zhang is a Director of Photon Group Limited, and may be deemed to be a beneficial owner of shares owned by it. Dr. Charles Zhang disclaims beneficial ownership of such shares. Dr. Charles Zhang’s address is c/o Sohu.com Inc., Level 18, Sohu.com Media Plaza, Block 3, No. 2 Kexueyuan South Road, Haidian District, Beijing 100190, People’s Republic of China.

(3)	Mr. Charles Huang’s address is Suite 1804B, Tower 1, Admiralty Centre, 18 Harbour Road, Hong Kong.

(4)	Mr. Xiaochuan Wang’s address is c/o Sogou Inc., Level 15, Sohu.com Internet Plaza, No. 1 Unit, Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China.

(5)	Mr. Shi Wang’s address is Vanke Architecture Research Center, No. 68 Meilin Road, Futian District, Shenzhen 518049, People’s Republic of China.

(6)	Dr. Dave Qi’s address is 63 Saabee Lase, Discovery Bay, Hong Kong.

(7)	Dr. Zhonghan Deng’s address is 16/F, Shining Tower, No. 35, Xueyuan Road, Haidian District, Beijing 100191, People’s Republic of China.

(8)	Includes 2,500 shares of our common stock subject to options exercisable within 60 days of April 14, 2017. Ms. Joanna Lv’s address is c/o Sohu.com Inc., Level 18, Sohu.com Media Plaza, Block 3, No. 2 Kexueyuan South Road, Haidian District, Beijing 100190, People’s Republic of China.

(9)	Mr. Dave De Yang’s address is 427 Ashbury Drive, Hinsdale, IL 60521, U.S.A.

(10)	Mr. Dewen Chen’s address is c/o Changyou.com Limited, Changyou Tower, No. 65 East Bajiao Road, Shijingshan District, Beijing 100043, People’s Republic of China.

(11)	Ms. Yu resigned as our President and Chief Financial Officer effective July 31, 2016.

(12)	Includes 152,500 shares of our common stock that such persons have the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of April 14, 2017.

(13)	Photon Group Limited’s address is c/o Sohu.com Inc., Sohu.com Media Plaza, Block 3, No. 2 Kexueyuan South Road, Haidian District, Beijing 100190, People’s Republic of China.

(14)	Data based on a Schedule 13G/A filed with the SEC on February 14, 2017. Orbis Investment Management Ltd.’s address is Orbis House, 25 Front Street, Hamilton HM 11, Bermuda.

(15)	Data based on a Schedule 13G/A filed with the SEC on February 14, 2017. Delaware Management Business Trust’s address is 2005 Market Street, Philadelphia, PA 19103.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Directors, executive officers and holders of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of copies of reports furnished to us or written representations that no other reports were required, we believe that during the year ended December 31, 2016, our directors, executive officers and holders of more than 10% of our common stock timely complied with all applicable Section 16(a) reporting requirements, except that Dr. Charles Zhang did not make timely filings on Form 4 and Form 5 with respect to his purchase on July 12, 2000 of 1,000 shares of our common stock from the underwriter of our initial public offering and his sale on December 28, 2012 and January 4, 2013 of an aggregate of 12,341 shares of our common stock; Photon Group Limited (“Photon”), which is a holder of more than 10% of our common stock and of which Dr. Zhang is one of the directors and may be deemed to be the beneficial owner, did not make a timely filing on Form 5 with respect to its receipt, on October 30, 2014, from Dr. Charles Zhang of 646,566 shares of our common stock without consideration, for estate planning purposes; and Photon did not make timely filings on Form 4 with respect to Photon’s purchases on December 1, 2, 5, 6, 7, and 8, 2016 of an aggregate of 48,000 shares of our common stock.

TRANSACTIONS WITH RELATED PERSONS

Transactions with Vanke Co., Ltd.

In the 2016 fiscal year, Vanke Co., Ltd. purchased $319,000 in advertising services from us. Mr. Shi Wang, one of our directors, is the Chairman of the Board of Vanke Co., Ltd.

Policies and Procedures for Reviewing Transactions with Related Persons

We review all relationships and transactions into which we enter to determine whether such relationships and transactions exceed $120,000 and whether they involve any related persons who have a direct or indirect material interest in such relationships or transactions. The term “related person” has the same meaning as set forth in Item 404(a) of Regulation S-K. We have developed and implemented processes and controls whereby we solicit information from persons identified as related persons through written questionnaires and, based on the information obtained and the facts and circumstances of the relationship, we make a determination as to whether the related person has a direct or indirect material interest in the transaction.

In addition, pursuant to its duties under its written charter, our Audit Committee reviews and approves or ratifies, as the case may be, any related person transactions identified through the process described above. In deciding whether to approve or ratify a related person transaction, our Audit Committee considers the following factors:

●	the nature of the related person’s interest in the transaction;
●	the material terms of the transaction, including, without limitation, the amount and type of transaction;
●	the importance of the transaction to the related person and to us;
●	whether the transaction would impair the judgment of any of our directors or executive officers to act in our best interest;

●

whether the terms of the transaction are substantially equal to or more favorable to us and no more favorable to the related person than if we had negotiated similar arrangements with non-affiliated third parties; and

●	any other matters our Audit Committee deems appropriate.

Any member of our Board who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting where the transaction is considered.

To our knowledge, for 2016, all transactions with related persons to which we are or were a party have been reviewed under the policies and procedures described above.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors (our “Board”) in its oversight of Sohu’s financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of Sohu’s independent auditors. The full responsibilities of the Audit Committee are set forth in the Audit Committee charter. The Audit Committee charter, which is reviewed and updated annually, was approved by our Board.

The Audit Committee reviews the scope of the annual audit by Sohu’s independent auditors and internal auditors, monitors internal financial and accounting controls and procedures and appoints the independent auditors. In fulfilling its responsibilities, the Audit Committee has:

●

received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence;

●	discussed with the independent auditors the independent auditors’ independence; and
●	discussed with the independent auditors the matters required to be discussed applicable rules of the Public Company Accounting Oversight Board regarding “Communication with Audit Committees.”

The Audit Committee met with selected members of management to review financial statements, including quarterly reports, discussing such matters as the quality of earnings, estimates, reserves and accruals, the suitability of accounting principles, financial reporting decisions and audit adjustments.

The Audit Committee selected PricewaterhouseCoopers as Sohu’s independent auditors. In addition, the Audit Committee considered the quality and adequacy of Sohu’s internal controls and made recommendations to the full Board for enhancing such controls.

Based upon its work and the information received in the inquiries outlined above, the Audit Committee recommended to the Board that Sohu’s audited financial statements be included in Sohu’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.

Respectfully submitted,

AUDIT COMMITTEE

Dr. Dave Qi
Dr. Zhonghan Deng
Mr. Dave De Yang

Executive Compensation

EXECUTIVE OFFICERS

Our executive officers as of December 31, 2016 were Dr. Charles Zhang, our Chief Executive Officer, Ms. Joanna Lv, our Acting Chief Financial Officer, Mr. Xiaochuan Wang, the Chief Executive Officer of our subsidiary Sogou Inc. (“Sogou”) and Mr. Dewen Chen, the Chief Executive Officer of our subsidiary Changyou. com Limited (“Changyou”). For a description of the background of Dr. Charles Zhang, see “Election of Directors.”

Joanna Lv, age 46, has been our Acting Chief Financial Officer since July 31, 2016. Ms. Lv joined us in August 2000. Prior to July 31, 2016, Ms. Lv was our Senior Finance Director, in charge of day-to-day finance operations, including financial reporting, budget planning and treasury. Ms. Lv brings extensive experience in financial management and has been involved in multiple strategic financial projects for us. Ms. Lv received a bachelor’s degree in economics from the Capital University of Economics and Business in Beijing and an EMBA degree from Tsinghua University.

Xiaochuan Wang, age 39, has been the Chief Executive Officer of Sogou since 2010, and was named as one of our executive officers effective November 1, 2016. Under his leadership, Sogou has developed many strategic products, including the Sogou Search Engine, the Sogou Pinyin Input Method and the Sogou Browser. From 2010 to 2013, Mr. Wang also served as our Chief Technology Officer. Mr. Wang joined us in October 2000, when we acquired the online alumni website Chinaren.com, and has played an integral role in establishing a technology-driven culture through a focus on team building and product innovation. Prior to joining us, Mr. Wang worked as a technology manager at Chinaren.com. Mr. Wang received a Gold Medal in the 8th International Olympiad in Informatics. He received a bachelor’s degree and a master’s degree in Computer Science from Tsinghua University.

Dewen Chen, age 41, is the Chief Executive Officer of Changyou and was one of the principal founders of Changyou’s online game business. Mr. Chen was named as one of our executive officers effective November 1, 2016. Mr. Chen joined us in 2005 as a business manager, responsible for building a sales team for game products. Beginning in May 2006, Mr. Chen was in charge of the overall marketing, promotion, sales and channel distribution of our game products. Prior to Changyou’s carve-out from us in 2007, Mr. Chen was the Director of Marketing & Operations of our online game business. From April 2000 until he joined us in 2005, Mr. Chen worked at Shanghai Hua Teng Software System Co. Ltd. as a pre-sale technology consultant and sales manager. Prior to that, Mr. Chen worked with Fujian Shi Da Computer Group as a software engineer and project manager, and later as the Director of the Technology Department of the Shanghai branch office. Mr. Dewen Chen received a bachelor’s degree in Computer Engineering from Xi’an Jiaotong University.

Ms. Carol Yu was our President and Chief Financial Officer and Changyou’s Co-Chief Executive Officer until July 31, 2016. Ms. Lv became our Acting Chief Financing Officer upon Ms. Yu’s resignation.

COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion and analysis of our named executive officer compensation program for the year ended December 31, 2016, detailing what we paid to our named executive officers and how our compensation objectives and policies help achieve our business objectives.

Overview of our Named Executive Officer Compensation Program and Objectives

Our executive compensation program for 2016, which was reviewed, and recommended to our Board of Directors for approval, by our Compensation Committee and was approved by our Board of Directors in August 2016, applied only to our Chief Executive Officer Dr. Charles Zhang. See “2016 Executive Compensation Program for Dr. Charles Zhang.”

Prior to July 31, 2016, Ms. Joanna Lv was our Senior Finance Director, reporting to Ms. Carol Yu, who was our President and Chief Financial Officer. Ms. Lv’s initial compensation package for 2016, which was reviewed and approved by Ms. Yu, consisted of a mix of base salary, performance-based cash bonus and allowances. Ms. Lv’s compensation mix for 2016 remained unchanged after she became our Acting Chief Financial Officer on July 31, 2016, except that our Board of Directors approved an increase in her performance-based cash bonus due to her increased level of responsibility. See “Compensation for Ms. Joanna Lv in 2016.”

Mr. Xiaochuan Wang’s compensation package for 2016 was designed and implemented by Sogou. Mr. Wang’s compensation package for 2016 remained unchanged after our Board named Mr. Wang as one of our executive officers effective November 1, 2016. See “Compensation for Mr. Xiaochuan Wang in 2016.”

Mr. Dewen Chen’s compensation package for 2016 was designed and implemented by Changyou. Mr. Chen’s compensation package for 2016 remained unchanged after our Board named Mr. Chen as one of our executive officers effective November 1, 2016. See “Compensation for Mr. Dewen Chen in 2016.”

Our Executive Pay Philosophy

The goal of our named executive officer compensation programs and arrangements is to attract and retain qualified management and create long-term value for our stockholders. Towards this goal, we designed and implemented compensation plans and arrangements that we believed would:

●	Attract and retain executives who will significantly contribute to the creation of value for our stockholders;
●	Pay compensation that is competitive in comparison to that paid by others in our industry;
●

Effectively make use of our cash and available equity incentives by determining appropriate cash salary and bonus and equity award components in view of each executive’s position and responsibility level in our company, individual performance, skills, competency, experience, and contribution to our realization of our performance goals as a company; and

●

Rationally and fairly pay performance-based compensation through a combination of financial performance reviews and non-quantitative evaluations, in order to help ensure transparency in our executive compensation decisions.

2016 Executive Compensation Program for Dr. Charles Zhang

Administration and Process

Our 2016 executive compensation program applies only to our Chief Executive Officer Dr. Charles Zhang, and is administered by the Compensation Committee of our Board. The Compensation Committee annually reviews the overall compensation of our named executive officers. Our Human Resources (“HR”) department engaged Hay Group as a management compensation consultant to provide recommendations as to our 2016 executive compensation program for Dr. Zhang, including peer group updates, compensation and performance comparisons, and annual compensation adjustments. Based on Hay Group’s analysis and a database of executive compensation that it assembles and maintains, Hay Group recommended that we maintain for 2016 executive compensation a mix of base salary, incentive bonuses and equity incentives structured similar to our 2015 compensation packages, with increases in base salaries and maximum bonuses.

When making its recommendations, Hay Group took into consideration the following factors:

●

the competitiveness of the total compensation package for Dr. Zhang as compared to the total compensation packages for similarly situated executive officers at peer companies in different markets, including the Chinese and other selected Asian markets and the U.S. market;

●	the level of responsibility of Dr. Zhang; and
●	the skills, competency, and past work experience of Dr. Zhang.

Our HR department prepared a proposal based on Hay Group’s recommendations and discussed the proposal with, and made revisions based on comments from, our Chief Executive Officer. Our HR department then submitted the revised proposal to the Compensation Committee and made revisions based on comments from the Compensation Committee. The Compensation Committee approved the revised recommendations. The compensation recommendations for our Chief Executive Officer were submitted to our full Board for approval, with our Chief Executive Officer abstaining from the Board’s vote.

Considerations in Designing Executive Compensation

Reward Excellent Performance

Dr. Charles Zhang’s pay level is set to be reflective of his management experience and perceived leadership ability, continued high performance and career of service to us. Key elements of our compensation policy that depend upon Dr. Zhang’s performance include:

●

Base salary. We aim to offer pay at a level that is sufficiently competitive to attract and retain experienced and successful executives. We set the base salaries, and make subsequent adjustments, for Dr. Zhang with reference to his individual performance, contributions to our business, competitive pay levels and comparisons to the pay levels of non-executive officer members of our senior management. The base salary is set to reflect Dr. Zhang’s level of responsibility, expertise, skills, knowledge and experience. In making adjustments to base salaries, we also consider (i) the overall performance of our business, (ii) any increases in the overall volume of our business, (iii) any increases in Dr. Zhang’s level of responsibility, (iv) any increases in the market share of our products and services, and (v) Hay Group’s projections as to increases in the average base salaries of similarly-situated executives in the Chinese and other selected Asian markets.

●

Annual cash incentive. We offer an annual cash bonus incentive to encourage and reward contributions to our annual financial performance and strategic objectives and an executive’s leadership. The potential award amount varies with the degree to which we achieve our annual financial objectives, the extent to which the executive officer contributes to strategic and operational objectives and his or her individual leadership. The incentive payouts are linked to Sohu’s performance, with individual compensation differentiated based on individual performance. The actual total cash compensation (base salary and annual cash incentive) of Dr. Zhang may reach the 75th percentile in the market under circumstances where Sohu’s performance and his individual performance are both determined to be excellent. For 2016, we set the annual cash bonus’s variation range with a maximum ratio of 200% (i.e., a maximum annual cash bonus equal to 200% of his annual base salaries for 2016), to encourage him to achieve outstanding performance, and to allow his actual total cash compensation to be increasingly attractive in comparison to the market as performance levels increase.

●

Long-term incentives. Long-term incentives are designed to encourage and reward building long-term stockholder value and to retain our executive officers. We provide a mix of stock options and restricted stock units, with the Board of Directors determining the mix and the amounts awarded each year.

Selection of and Analysis of Peer Groups for Competitive Compensation Packages

We requested that Hay Group identify peer groups for use for comparison purposes in connection with Dr. Charles Zhang’s compensation package, using such considerations as similar geographical location, industry and size to ours and presence in similar capital markets to ours, including the U.S., Hong Kong and Singapore. We indicated that our comparison points and the selection criteria should include:

●	consideration of pay-for-performance, in order to align compensation with our business objectives and performance;
●

consideration of the state of the market for executive talent, in order to position Sohu competitively among the companies against which we recruit and compete for talent, in order to enable us to attract, retain, and reward executive officers; and

●	the availability of relevant data from the companies selected.

Based on these criteria Hay Group recommended three categories of peer group, consisting of: Peer Group 1: Listed US companies in high-tech/media or related industries

The companies in Peer Group 1, which includes 37 companies, were selected because their shares trade in the same capital market as ours. We used Peer Group 1 for purposes of making a rough comparison of the types and mix of compensation, and relative pay levels as between our executive officers and different levels of responsibility and title, to such types, mix and relative pay levels prevailing in Peer Group 1 companies, but we do not use them for more specific benchmarking purposes. Peer Group 1 consists of the following companies:

Activision Blizzard, Inc.	Linkedin Corporation

Adobe Systems Inc.	Microsoft Corp.

Amazon.com, Inc.	NetApp, Inc.

AOL, Inc.	Netflix, Inc.

Apple Inc.	News Corp.

Best Buy Co., Inc	Oracle Corp.

Blucora Inc.	Qualcomm, Inc.

Comcast Corp.	Salesforce.com Inc

Demand Media Inc.	Symantec Corp.

eBay Inc.	The Walt Disney Co.

Electronic Arts Inc.	TheStreet.com, Inc.

EMC Corp.	Time Warner Inc.

Expedia, Inc.	Twitter Inc.

Facebook Inc.	Viacom, Inc.

Google Inc.	Xo Group Inc.

Groupon Inc.	Yahoo! Inc.

IAC/InterActive Corp.	Yelp Inc.

Intuit Inc.	Zynga Inc.

Juniper Networks, Inc.

Peer Group 2: Companies in Hay Group Asian Region Top Executives Remuneration Report

We determined that Peer Group 2 had a high correlation to us with respect to company size and provided relevant data. We therefore relied primarily on information from the Peer Group 2 database to determine the base salary and target bonus levels and pay mix for our named executive officers, and benchmarked to Peer Group 2 according to the executive officers’ position in our company. We benchmarked base salary to Peer Group 2’s 50th percentile. We set the target level for total cash compensation to be no lower than Peer Group 2’s 50th percentile, and the maximum possible total cash compensation to be at Peer Group 2’s 75th percentile. Peer Group 2 companies include 179 companies located in Mainland China, Hong Kong and Singapore. Hay Group

obtains data from these companies subject to agreements of confidentiality, but has authorized us to identify the companies below, which represent a few of the larger and better-known companies included in Peer Group 2, but do not necessarily represent companies that reflect the 50th to 75th percentile in terms of the cash compensation paid to their executives.

●	ABB (China) Ltd.
●	IBM China Co., Ltd.
●	Siemens China Ltd.
●	Saint-Gobain HanGlas Sekurit (Shanghai) Co., Ltd.
●	Dell (China) Co., Ltd.
●	Shell China Ltd.
●	Youku Tudou Co., Ltd.
●	Standard Chartered (Hong Kong)
●	Apple (Hong Kong) Inc.
●	Singapore Telecommunications Limited

Peer Group 3: US/HK-listed companies in Chinese Internet/media or related industries

Peer Group 3 consists of 51 Chinese companies in the Internet/media or related industries that were listed in the U.S. or Hong Kong at the time Hay Group identified this group for use for comparison purposes in connection with Dr. Charles Zhang’s compensation package for 2016. These companies generally report publicly their financial condition and results of operations, but provide limited data as to the compensation of their executive officers. As a result, we used Peer Group 3 only for purposes of comparing our relative performance as a company to that of the Peer Group 3 companies, to assist us in our consideration of appropriate levels and types of compensation for our executives. Peer Group 3 consists of the following companies:

21Vianet Group Inc.	Net Dragon Websoft Inc.

500.com Ltd.	NetEase.com, Inc.

51job, Inc.	NQ Mobile Inc.

58.com Inc.	Ourgame International Holdings Ltd.

AirMedia Group Inc.	Pacific Online Ltd.

Alibaba Group Holding Ltd.	Phoenix New Media Ltd.

Autohome Inc.	Qihoo 360 Technology Co Ltd.

Baidu.com, Inc.	Qunar Cayman Islands Ltd.

Bitauto Holdings Ltd.	Renren Inc.

Cheetah Mobile Inc.	SINA Corp.

China Finance Online Co.	Sky mobi Ltd.

Chinanet Online Holdings Inc.	SouFun Holdings Ltd.

China Parenting Network Holdings Limited	Taomee Holdings Ltd.

Ctrip.com International, Ltd.	Tencent Holdings Ltd.

E Commerce China Dangdang Inc.	Tian Ge Interactive Holdings Limited.

eLong, Inc.	Tuniu Corp.

iDreamSky Technology Ltd.	V Media Corp.

JD.Com Inc.	Vipshop Holdings Ltd.

Jiayuan.com International Ltd.	VisionChina Media Inc.

Jumei International Holding Ltd.	Weibo Corp.

Kingsoft Corp. Ltd.	WOWO Ltd.

KongZhong Corp.	Xunlei Ltd.

Ku6 Media Co., Ltd.	Youku Tudou Inc.

Leju Holdings Ltd.	YY Inc.

Lightinthebox Holding Co Ltd.	Zhaopin Ltd.

Momo Inc.

Other Considerations

The Compensation Committee also took into consideration the following factors when setting Dr. Charles Zhang’s compensation:

●	Key financial measurements such as revenue, operating profit, earnings per share and operating margins;
●	Key performance indicator (“KPI”) measurements intended to challenge executive officers to drive high financial and operating results;
●	Promoting commercial excellence by launching new or continuously improving products and services;
●	Becoming or remaining as a leading market player and attracting and retaining customers and users;
●	Achieving excellence in the named executive officer’s business area of responsibility; and
●	Supporting our values by promoting a culture of integrity and adherence to our code of conduct.

The mix of compensation elements is designed to reward short-term results and motivate long-term performance through a combination of cash and equity incentive awards. The Compensation Committee seeks to balance compensation elements that are based on financial, operational and strategic metrics with others that are based on subjective judgments of each named executive officer’s performance.

Elements of Compensation

General

Our named executive officers’ pay generally is composed of four main components: base salary, annual performance-based cash bonus, long-term equity awards, and benefits. We do not target a specific weighting of these four components or use a prescribed formula to establish pay levels. Rather our Compensation Committee considers changes in our business, external market factors and our financial position each year when determining pay levels and allocating between long-term and short-term compensation for our named executive officers. The Compensation Committee also considers management’s business development goals for the year in setting target bonus levels and performance-based milestones.

For purposes of our 2016 executive compensation program, Hay Group proposed targeting total compensation for our Chief Executive Officer Dr. Charles Zhang in the light of (i) data concerning amounts paid by Peer Group 2 companies, targeting the level of total cash compensation to be approximately at Peer Group 2’s 50th percentile and setting the maximum total cash compensation to be approximately at Peer Group 2’s 75th percentile, with the goal of allowing us to be competitive in the market for executive talent, (ii) Dr. Zhang’s level of responsibility within our company, with the goal of promoting a sense of fairness among our employees, and (iii) performance targets, including annual performance, strategic indicators, and leadership competency. Hay Group allocated the recommended targeted total compensation for Dr. Zhang into four components, consisting of (i) base salary, (ii) targeted annual performance bonus, which would be calculated by multiplying a base amount equal to 100% of annual base salary for 2016 by a bonus ratio determined based on the criteria described under the heading “2016 Executive Bonus Plan” in this Proxy Statement, (iii) equity awards, and (iv) allowances frequently provided to executives, such as housing allowances.

We include an equity incentive component as part of our compensation package because we believe equity incentives align the long-term interests of our named executive officers with those of our stockholders. The equity incentive component links an appropriate portion of compensation to stockholder value as the value of granted equity awards increases or decreases in line with any increase or decrease in the market price of our common stock.

The cash and equity components of compensation are supplemented by various other benefits that provide for housing allowances, tax equalization, tuition/training reimbursement, health, life, travel and disability benefits and severance benefits.

The goal of our named executive officer compensation program is to attract and retain qualified management and create long-term value for our stockholders. Towards this goal, we designed and implemented a 2016 executive compensation program that we believe will: (i) retain Dr. Charles Zhang as our Chief Executive Officer; (ii) motivate him to achieve both short-term and long-term corporate goals; (iii) reward him for sustained financial and operating performance and leadership excellence; and (iv) align his interests with those of our stockholders. We believe that each element of our compensation program fulfills one or more of these objectives.

Base Salary

We included base salary as part of Dr. Charles Zhang’s compensation package because we believe that it is appropriate that some amount of his compensation be provided as a fixed amount of cash, in order to provide him with a basic level of annual income security. When deciding upon an appropriate base salary for Dr. Zhang the Compensation Committee considered his previous salary, the amounts paid to other members of senior management within the company and his prior performance, and trends in compensation in the Internet and high-tech sectors. Decisions regarding salary adjustments take similar matters into account.

The change in Dr. Zhang’s base salary from 2015 to 2016 was as follows:

2016 Increase/(decrease)
		Increase/	Increase/	2016 Base Salary
	2015 Base	(decrease)	(decrease)	Effective
Name	Salary	Amount	Percentage	1-Jan-16
Charles Zhang	$653,595	($50,931.00)(1)	-8%(1)	$602,664(1)
____________________

(1)	Dr. Charles Zhang’s base salary is denominated and payable in Chinese Yuan (“RMB”), which is the legal currency of China. Dr. Zhang’s base salary, denominated in RMB, for 2016 remained the same as his base salary for 2015, and the decrease in the U.S. dollar-denominated amounts of his base salary from 2015 to 2016 shown in the table above is entirely due to the depreciation of the RMB against U.S. dollars in 2016.

Hay Group recommended a base salary increase in 2016 for Dr. Charles Zhang. Dr. Zhang, however, decided to voluntarily give up any increase in his base salary in 2016 and our Compensation Committee respected Dr. Zhang’s decision. As a result, Dr. Zhang’s base salary in 2016 remained the same as his base salary in 2015.

2016 Executive Bonus Plan

Our executive bonus plan generally is intended to reward our named executive officers who drive high-performing results in their areas of responsibility and to incentivize them to sustain their high-level performance over a long career with us. We use a multidimensional evaluation method to establish and strengthen a direct correlation between annual cash bonus payouts and our overall corporate performance and to specify the range of our Compensation Committee’s or our Chief Executive Officer’s discretion as to appropriate annual bonus levels for our named executive officers.

In determining the bonus levels for our Chief Executive Officer for 2016, our Compensation Committee reviewed our overall corporate performance, including revenue and profit targets, and the performance of our subsidiaries and business units. Our Compensation Committee reviewed our overall corporate performance based on our achievement of specified revenue targets (weighted 50%) and profit targets (also weighted 50%) for 2016. In establishing those performance goals, our Compensation Committee set threshold and target levels of attainment on a sliding scale. The target performance levels were based on our performance budget and were intended to reward superior performance relative to our peers taking into consideration the market conditions and industry trends that affect us. The target performance levels for each measure were intended to be reasonably attainable given maximum effort on the part of our Chief Executive Officer.

Given that our business plan is highly confidential, we do not publicly disclose specific internal revenue or operating income goals. Revealing specific objectives would provide our competitors and other third parties with insights into our confidential planning process and strategies, thereby causing competitive harm. Our performance goals were designed to be aggressive and there was a risk that bonus awards would not be made at all or would be made at less than 100% of the target amounts. The uncertainty in meeting the performance goals helped ensure that the bonus awards made were truly performance-based, consistent with our strategic objectives.

The Compensation Committee believes that these criteria are consistent with the overall goals and long-term strategic direction that our Board has set for our company and are closely related to or reflective of financial performance, operational improvements, growth and return to stockholders.

Under our 2016 Executive Bonus Plan:

●

The initial annual bonus ratio for our Chief Executive Officer was determined based on a performance review and was initially equal to the percentage level of attainment of specified corporate performance goals (including specified performance goals for our subsidiaries), except that no annual bonus would be paid unless a minimum weighted percentage level of performance, which was 70% for 2016, was achieved; and

●

After the initial annual bonus ratio was determined, our Compensation Committee had the discretion to adjust Our Chief Executive Officer’s initial bonus ratio within a pre-determined, specified range based on our Compensation Committee’s non-quantitative evaluation based on strategic indicators and competency indicators. Our Compensation Committee generally did not expect to adjust the initial bonus ratio downward unless our Chief Executive Officer’s performance was deemed to have fallen below expectations. Our Compensation Committee did not establish in advance specific criteria for adjusting the bonus upward (or downward), but made an assessment retroactively based on its judgment of the Chief Executive Officer’s having exceeded expectations in his areas of responsibility.

The levels of performance attainment on a sliding scale and the corresponding discretion ranges for our Compensation Committee for 2016 were as follows:

Compensation Committee’s
Weighted KPI Achievement%	Discretion range
< 70%	0 bonus
70% to 100% (exclusive)	50%–110%
100% to 110% (exclusive)	70–130%
110% to 120% (exclusive)	80–150%
120% to 140% (exclusive)	100–180%
>=140%	120–200%

Dr. Charles Zhang’s initial annual bonus ratio for 2016 was 107%, which was equal to attainment of a performance percentage of 107%, determined based on his achievement of specified corporate performance goals for 2016. Our Compensation Committee decided to not exercise its discretion to adjust Dr. Zhang’s initial bonus ratio. As a result, Dr. Zhang’s annual bonus ratio for 2016 was 107%, which we applied to Dr. Zhang’s targeted annual bonus (equal to 100% of Dr. Zhang’s annual base salary for 2016) in calculating his annual bonus for 2016.

Annual Equity Compensation

Our equity-based compensation program generally is designed to recognize the scope of the named executive officers’ responsibilities; reward demonstrated performance and leadership; motivate future superior performance; align the interests of the named executive officers with the interests of our stockholders; and, through the use of vesting terms that require minimum terms of service before there can be payouts, encourage continuity in our management.

We granted stock options to our executive officers under our 2000 Stock Incentive Plan from time to time prior to 2006. Stock options have value to the extent the price of our common stock on the date of exercise or thereafter exceeds the exercise price, which is set on the grant date. Between 2006 and 2014, we also granted restricted stock units to our executive officers. With restricted stock units our executives receive shares of our common stock on the vesting date without payment of any cash consideration. Consistent with recent trends in China, in 2015 we granted to our then named executive officers stock options with a nominal exercise price of $0.001 per share. We believe that restricted stock units, as well as stock options with a nominal exercise price, can be effective in compensating our named executive officers because they reward and serve to retain named executive officers during times where our stock price remains stable, as there is value to the restricted stock units and the stock options with a nominal exercise price upon vesting even if the market price of our common stock has not increased since the grant date.

Equity-based compensation was awarded pursuant to our stock incentive plans. Generally, our decisions to make equity-based compensation grants are independent of our cash compensation program decisions. When making any grant, we consider the grant size. To do so, we make certain assumptions about our stock price to determine the value of any proposed grant to a named executive officer.

We did not grant any equity incentive awards to Dr. Charles Zhang in 2016.

Compensation for Ms. Joanna Lv in 2016

Key components of Ms. Lv’s compensation for 2016 included:

●	Base Salary. Ms. Lv’s annual base salary for 2016 was $177,635, which was set to reflect Ms. Lv’s level of seniority, responsibility, expertise, skills, knowledge and experience.
●

Performance-based Cash Bonus. Ms. Lv was entitled to receive a performance-based cash bonus in 2016, payable semi-annually, calculated by multiplying (i) a base amount equal to Ms. Lv’s base salary for an applicable bonus period by (ii) a bonus ratio, subject to further adjustment based on overall corporate performance (weighted 20%), the performance of Ms. Lv’s department (weighted 40%), and Ms. Lv’s individual performance (40%) for the bonus period. The bonus ratio for the first half of 2016 was set at 20%. Our Board of Directors subsequently approved an increase in Ms. Lv’s bonus ratio for the second half of 2016 from 20% to 40% due to her increased level of responsibility after July 31, 2016, when she became our Acting Chief Financial Officer. We paid Ms. Lv a total performance-based cash performance bonus of $72,953 for 2016, representing an average bonus ratio of 41% for 2016.

●

Long-term Incentives. In 2015, we granted to Ms. Lv under our 2010 Stock Option Plan an option for the purchase of 10,000 shares of our common stock, subject to vesting over a four-year period. Also see “Terms of Stock Option and Restricted Stock Unit Awards and Sogou and Sohu Video Equity Incentive Awards – Sohu Stock Options.” We did not grant any equity incentive awards to Ms. Lv during 2016.

Compensation for Mr. Xiaochuan Wang in 2016

Mr. Xiaochuan Wang’s compensation package for 2016, consisting of a mix of base salary, performance-based cash bonus, long-term incentives and allowances, was designed and implemented by Sogou based on Sogou’s 2016 executive compensation program for members of Sogou’s senior management. Sogou’s Human Resources department made a proposal as to Mr. Wang’s compensation for 2016 based on its review and analysis of a China Executive Pay Survey Report issued by Mercer Consulting, including competitive executive compensation and performance comparisons for similarly-situated employees at peer companies in China, which proposal Sogou’s Board of Directors approved. After our Board named Mr. Wang as one of our executive officers effective November 1, 2016, Mr. Wang’s compensation package for 2016 remained unchanged.

Key components of Mr. Wang’s compensation for 2016 included:

●	Base Salary. Mr. Wang’s annual base salary for 2016 was approximately $361,598.
●

Performance-based Cash Bonus. Mr. Wang’s compensation package for 2016 also included a targeted performance-based annual cash bonus of approximately $542,397 for 2016 in connection with his duties as Sogou’s Chief Executive Officer, with specified performance thresholds and target levels on a sliding scale. The initial annual bonus ratio for Mr. Wang was determined based on a performance review and was initially equal to the percentage level of his attainment of specified corporate performance thresholds and targets, except that no annual bonus would be paid unless a specified revenue-based target was achieved. We do not disclose the specific nature and/or actual amounts of these thresholds and targets, as they constitute confidential business and financial information related to Sogou’s internal budgeting and planning that could be unfairly used by Sogou’s competitors if revealed publicly, and we do not believe that the amounts of these targets are material information to our investors. After the initial annual bonus ratio was determined, our Chief Executive Officer had the discretion to adjust Mr. Wang’s initial bonus ratio within a pre-determined, specified range based on our Chief Executive Officer’s non-quantitative evaluation based on strategic indicators and competency indicators.

Mr. Wang’s initial annual bonus ratio for 2016 was 112%, which was equal to attainment of a performance percentage of 112%, determined based on his achievement of specified corporate performance goals and targets for 2016. Our Chief Executive Officer decided to not exercise his discretion to adjust Mr. Wang’s initial bonus ratio; and as a result, Mr. Wang’s final bonus ratio was set at 112%. Sogou’s Board of Directors approved this bonus ratio, subject to the approval of our Board of Directors, which subsequently approved it. Accordingly, 112% was the ratio used to calculate the amount of Mr. Wang’s targeted performance-based annual cash bonus for 2016.

In addition to the performance-based cash bonus described above, Sogou’s Board of Directors approved a special bonus of approximately $15,067 to Mr. Wang in recognition of his contributions to the development of certain key products for Sogou, subject to the approval of our Board of Directors, which subsequently approved the special bonus.

●

Long-term Incentives. Mr. Wang, through a British Virgin Islands trust of which he is the beneficiary, holds 7,200,000 restricted Sogou Class A ordinary shares that were issued under Sogou’s 2010 Share Incentive Plan and are subject to vesting in five equal installments over a four-year period, with the first installment vesting following Sogou’s completion of an initial public offering and the expiration of all underwriters’ lockup periods applicable to the initial public offering. Also see “Terms of Stock Option and Restricted Stock Unit Awards and Changyou, Sogou and Sohu Video Equity Incentive Awards - Sogou Share Option/Restricted Shares Awards.” Neither we nor Sogou granted any equity incentive awards to Mr. Wang during 2016.

Compensation for Mr. Dewen Chen in 2016

Mr. Dewen Chen’s compensation package for 2016, consisted of a mix of base salary, performance-based cash bonus, high-quality game bonus, long-term incentives, and allowances. Our Vice President of Human Resources made recommendations and a proposal as to Mr. Chen’s compensation for 2016 based on discussions with our Chief Executive Officer and their analysis of competitive executive compensation and performance comparisons for similarly-situated employees at peer companies in China’s Internet game industry. Changyou’s Board of Directors then reviewed and approved the proposal. Mr. Chen’s compensation package for 2016 remained unchanged after our Board named Mr. Chen as one of our executive officers effective November 1, 2016.

Key components of Mr. Chen’s compensation for 2016 include:

●	Base Salary. Mr. Chen’s annual base salary for 2016 was approximately $225,999.
●

Performance-based Cash Bonus. Mr. Chen’s compensation package for 2016 also included a targeted performance-based annual cash bonus of approximately $1,506,659 for Mr. Chen for 2016 in connection with his duties as Changyou’s Chief Executive Officer, with specified performance thresholds and target levels on a sliding scale. The initial annual bonus ratio for Mr. Chen was determined based on a performance review and was initially equal to his percentage level of attainment of specified corporate performance thresholds and targets, except that no annual bonus would be paid unless a minimum weighted percentage level of performance, which was 70%. We do not disclose the specific nature and/or actual amounts of these thresholds and targets, as they constitute confidential business and financial information related to Changyou’s internal budgeting and planning that could be unfairly used by Changyou’s competitors if revealed publicly, and we do not believe that the amounts of these targets are material information to our investors. After the initial annual bonus ratio was determined, Mr. Chen, as Changyou’s Chief Executive Officer, had the discretion to adjust his own initial bonus ratio within a pre-determined, specified range based on his non-quantitative evaluation based on strategic indicators and competency indicators.

Mr. Chen’s initial annual bonus ratio for 2016 was 103%, which was equal to attainment of a performance percentage of 103%, determined based on his achievement of specified corporate performance goals and targets for 2016. Mr. Chen, as Changyou’s Chief Executive Officer, decided to not exercise his discretion to adjust his initial bonus ratio; and as a result, Mr. Chen’s final bonus ratio for 2016 was set at 103%. Changyou’s Board of Directors approved this bonus ratio, subject to the approval of our Board of Directors, which subsequently approved it. Changyou then applied this bonus ratio to Mr. Chen’s targeted performance-based annual cash bonus in calculating his annual bonus for 2016.

●

High-Quality Game Bonus. Mr. Chen’s compensation package for 2016 also included an additional targeted cash bonus of approximately $301,332 for 2016, which was payable only if Changyou launched one or more high-quality games that met specified performance targets. As Changyou did not launch any games in 2016 that met the specified performance targets, no high-quality game bonus will be paid to Mr. Chen for 2016.

●

Long-term Incentives. Mr. Chen currently holds share options that were granted to him under Changyou’s 2014 Share Incentive Plan for the purchase of Changyou Class A ordinary shares at an exercise price of $0.01 per share, subject to vesting over a four-year period. Also see “Terms of Stock Option and Restricted Stock Unit Awards and Changyou, Sogou and Sohu Video and Share Option Awards – Changyou Share Option/Restricted Share Unit Awards.” Neither we nor Changyou granted any equity incentive awards to Mr. Chen during 2016.

Other Components of Compensation

Our named executive officers receive various other benefits, such as housing allowances, tax equalization, tuition/training reimbursement and health, life, travel and disability insurance. We believe that these other benefits are reasonable, competitive (as it is customary for Chinese companies to provide such benefits to their named executive officers) and consistent with our overall compensation program. We further believe that companies within our peer groups in China provide similar benefits to their named executive officers, and we believe that it is necessary for us to do the same for retention and recruitment purposes.

Dr. Charles Zhang is provided with a tax equalization benefit under his employment agreement with us. Ms. Carol Yu was also provided with a tax equalization benefit with respect to payments from us prior to her resignation on July 31, 2016 and with respect to the consulting fees paid to her by us between August 1, 2016 and December 31, 2016. Dr. Charles Zhang and Ms. Carol Yu are responsible for paying income tax equal to 15% of their individual income from base salary and bonus, which amount is withheld by us from their base salaries and bonuses, and our company bears their remaining liability for income tax on their base salaries and bonuses. We believe that providing this benefit to executive officers is customary in China and necessary for us to continue attracting and retaining talented individuals.

Severance Benefits

Under Chinese law, we must pay severance to all employees who are Chinese nationals and who are terminated without cause or terminate their employment with us for good reason, or whose employment agreements expire and we do not continue their employment. The severance benefits required to be paid under Chinese law equal the average monthly compensation paid to the terminated employee (including any bonuses or other payments made in the twelve months prior to the employee’s termination) multiplied by the number of years the employee has been employed with us, plus an additional month’s salary if thirty days’ prior notice of such termination is not given. However, if the average monthly compensation to be received by the terminated employee exceeds three times the average monthly salary in the employee’s local area as determined and published by the local government, such average monthly compensation is capped at three times the average monthly salary in the employee’s local area. However, we believe that it is important, for recruitment and retention, to provide certain of our named executive officers with severance benefits beyond those required by Chinese law to help minimize financial stress in the event of job loss. As a result, we have agreed to provide additional severance pay and continuation of benefits to our named executive officers to help bridge the time until they secure new employment.

With respect to Dr. Charles Zhang and Mr. Dewen Chen, in addition to the severance benefits they would be entitled to receive under Chinese law upon a termination without cause or a resignation for good reason, or if we do not continue their employment upon expiration of their employment agreements with us or Changyou, as the case may be, we and Changyou have agreed to pay them their monthly housing allowance multiplied by the number of years they have been employed by us or Changyou, to continue their insurance benefits for the lesser of (i) six months and (ii) the remainder of the term of his employment agreement (the “severance period”), and to pay their respective monthly salaries during the severance period. Dr. Zhang and Mr. Chen are also entitled to receive their bonuses for the remainder of a year in which they are terminated to the extent that the bonuses would have been earned had their employment continued through the end of that year.

Compensation in 2016 and Severance Arrangement for Ms. Carol Yu

Ms. Yu’s base salary for 2015 was at an annual rate of $392,157, which rate remained unchanged in 2016 through her resignation on July 31, 2016. Ms. Yu served as a consultant to us from August 1, 2016 through December 31, 2016 and received a consulting fee from us in an aggregate amount of $148,522, plus a tax equalization payment with respect to that fee that caused her effective income tax rate on the fee to be 15%,. Ms. Yu also received a bonus, payable in U.S. dollars, for the period from January 1, 2016 through July 31, 2016 in the amount of $182,371 as compensation for serving as our President and Chief Financial Officer, which was equal to 50% of her target bonus in 2015, and a bonus, payable in U.S. dollars, for the same period in the amount of $455,927 as compensation for serving as Co-Chief Executive Officer of Changyou. Ms. Yu’s health benefits and life insurance that were in effect at the time of her resignation continued through December 31, 2016. In addition, we agreed that Ms. Yu could exercise vested options held by her at the time of her resignation for the purchase from us of 720,000 Sogou Class A ordinary shares with an exercise price of $0.625 per share (or a total of $450,000), and we would cause Sogou to purchase from Ms. Yu all of such shares for a purchase price of $10.00 per share (or a total of $7,200,000). The purchase was completed in January 2017.

In addition, we are still in discussions with Ms. Yu regarding treatment of unvested options held by Ms. Yu for the purchase of 2,400,000 Sogou Class A ordinary shares and of vested options held by Ms. Yu for the purchase of 312,500 Sohu Video ordinary shares. See “Terms of Stock Option and Restricted Stock Unit Awards and Changyou, Sogou and Sohu Video and Share Option Awards – Sogou Share Option/Restricted Shares Awards” and “– Sohu Video Share Option Awards.”

Compensation for Independent Directors in 2016

Non-management directors’ compensation is guided by the following goals: compensation should fairly pay directors for work required in a company of our size and scope; compensation should align directors’ interests with the long-term interest of stockholders; and the structure of the compensation should be simple, transparent and easy for stockholders to understand. The compensation of non-management directors in 2016 is described in the narrative following the Director Compensation Table below.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2016 with management. Based on the review and discussion with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

COMPENSATION COMMITTEE

Dr. Dave Qi
Dr. Zhonghan Deng

SUMMARY COMPENSATION TABLE

The following table sets forth compensation information for the years ended December 31, 2016, 2015 and 2014 for our named executive officers. Ms. Carol Yu was our President and Chief Financial Officer and the Co-Chief Executive Officer of our subsidiary Changyou.com Limited until July 31, 2016. Ms. Joanna Lv was appointed as our Acting Chief Financial Officer effective July 31, 2016. Mr. Xiaochuan Wang, the Chief Executive Officer of our subsidiary Sogou, and Mr. Dewen Chen, the Chief Executive Officer of our subsidiary Changyou, were named by our Board as executive officers effective November 1, 2016.

The amounts show in the Option Awards and Stock Awards columns do not reflect compensation actually received by the named executive officers. Instead the amounts shown represent the compensation expense recognized for financial reporting purposes, computed in accordance with U.S. GAAP, in respect of awards granted in prior years.

Summary Compensation Table

				Sohu			Sohu
				Restricted	Sogou	Changyou	Video
			Sohu	Stock	Share	Share	Share	Non-Equity
			Option	Unit	Option	Option	Option	Incentive Plan		All Other
		Salary	Awards	Awards	Awards	Awards	Awards	Compensation		Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)		($)(6)	($)
Charles Zhang	2016	$602,664	$410,386	$0	$0	$0	$0	$644,850	(7)	$960,119	$2,618,019
Chairman of the Board and	2015	$653,595	$8,005,621	$0	$0	$0	$0	$705,882		$832,042	$10,197,140
Chief Executive Officer	2014	$653,595	$0	$6,294	$0	$0	$0	$584,175		$725,977	$1,970,041
Joanna Lv	2016	$177,635	$9,986	$0	$0	$0	$(4,675)	$72,953	(8)	$37,117	$293,016
Acting Chief	2015	$175,377	$194,803	$0	$11,043	$0	$1,650	$45,071		$38,338	$466,282
Financial Officer	2014	$162,800	$0	$66,779	$67,407	$0	$22,275	$42,580		$35,870	$397,711
Xiaochuan Wang	2016	$361,598	$0	$0	$936,768	$0	$(2,125)	$622,552	(9)	$176,949	$2,095,742
Chief Executive	2015	$385,443	$0	$0	$1,510,108	$0	$750	$389,298		$161,209	$2,446,808
Officer of Sogou	2014	$341,880	$0	$500,841	$18,217,021	$0	$10,125	$292,308		$68,337	$19,430,512
Dewen Chen	2016	$225,999	$0	$0	$0	$1,644,000	$0	$1,551,859	(10)	$417,468	$3,839,326
Chief Executive	2015	$240,902	$0	$0	$0	$2,301,430	$0	$2,486,108		$437,359	$5,465,799
Officer of Changyou	2014	$276,278	$0	$0	$0	$646,937	$0	$2,048,666		$276,720	$3,248,601
Carol Yu	2016	$228,760	$0	$0	$162,057	$0	$(53,125)	$638,298	(11)	$175,231	$1,151,221
Former President and	2015	$392,157	$6,671,351	$0	$273,988	$0	$18,750	$1,715,686		$631,162	$9,703,094
Chief Financial Officer	2014	$490,196	$0	$6,294	$3,235,551	$0	$253,125	$919,111		$360,620	$5,264,897
____________________

(1)	Options for the purchase of Sohu common stock contractually granted under the Sohu 2010 Stock Incentive Plan are subject to vesting in four equal installments over a period of four years, with each installment vesting upon satisfaction of a service period requirement and certain subjective performance targets. Compensation expense was accrued based on the then-current fair value of the awards.

(2)	Amount represents expense recognized with respect to Sohu restricted share unit awards granted in January 2010. There has been no share-based compensation expense recognized with respect to these restricted share units since the year ended December 31, 2014, as the requisite service periods for all of these awards had been completed by the end of 2014.

(3)	Amount represents expense recognized with respect to Sogou share option awards. These share option awards, exercisable for the purchase of Sogou Class A ordinary shares, are subject to vesting in four equal installments, with the vesting of each installment subject to achievement of certain performance targets related to Sogou. Compensation expense was accrued based on the then-current fair value of the awards.

(4)	Amount represents expense recognized with respect to Changyou share option awards. These share option awards, exercisable for the purchase of Changyou Class A ordinary shares, are subject to vesting in four equal installments over a period of four years, with each installment vesting upon satisfaction of a service period requirement and certain subjective performance targets. Compensation expense was accrued based on the then-current fair value of the awards.

(5)	Sohu Video share options, which are exercisable for the purchase of Sohu Video ordinary shares, were granted in 2012 under Sohu Video’s 2011 Share Incentive Plan. No grant date had been established for these options as of December 31, 2016 under U.S. GAAP because no mutual understanding had been be reached between Sohu Video and the recipients as to the option awards’ key terms and conditions. Compensation expense for these options from 2014 to 2016 is based on the then-current fair value of the awards.

(6)	The table below shows the components of this column for 2016, which include housing allowances, tax equalization, premiums paid for health, life, travel and disability insurance and other allowances.

			Health,
			Life, Travel
	Housing	Tax	and Disability	Other
Name	Allowance	Equalization	Insurance	Allowance	Total
Charles Zhang	$301,332	$629,974	$28,813	$0	$960,119
Joanna Lv	$18,080	$0	$18,314	$723	$37,117
Xiaochuan Wang	$150,666	$0	$26,283	$0	$176,949
Dewen Chen	$376,665	$0	$35,680	$5,123	$417,468
Carol Yu	$114,379	$33,470	$27,382	$0	$175,231

(7)	Consists of an annual cash bonus earned for 2016 that was paid by Sohu to Mr. Charles Zhang pursuant to our 2016 Executive Bonus Plan.

(8)	Consists of cash bonuses earned for 2016 that were paid by Sohu to Ms. Lv. See “Compensation Discussion and Analysis – Compensation for Ms. Joanna Lv in 2016.”

(9)	Consists of an annual cash bonus earned for 2016 that has not yet been paid by Sogou to Mr. Wang. See “Compensation Discussion and Analysis – Compensation for Mr. Xiaochuan Wang in 2016.”

(10)	Consists of an annual cash bonus earned for 2016 that was paid by Changyou to Mr. Chen. See “Compensation Discussion and Analysis – Compensation for Mr. Dewen Chen in 2016.”

(11)	Consists of a bonus for the period from January 1, 2016 through July 31, 2016 in the amount of $182,371 paid to Ms. Yu as compensation for serving as our President and Chief Financial Officer and a bonus for the same period in the amount of $455,927 paid to Ms. Yu as compensation for serving as Co-Chief Executive Officer of Changyou.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth summaries of all grants of plan-based awards made to our named executive officers during the year ended December 31, 2016. None of our named executive officers was granted any equity incentive awards during the year ended December 31, 2016.

	Estimated Payouts Under Non-Equity
	Incentive Plan Awards
	Threshold	Target	Maximum
Name	($)	($)	($)
Charles Zhang(1)	$0	$602,664	$1,205,328
Joanna Lv(2)	$0	$53,607	$66,473
Xiaochuan Wang(3)	$0	$542,397	$1,084,795
Dewen Chen(4)	$0	$1,807,991	$3,615,983
Carol Yu(5)	N/A	N/A	N/A
____________________

(1)	The amounts shown represent the range of non-equity incentive bonus opportunities for Dr. Charles Zhang under our 2016 Executive Bonus Plan. The plan is described in detail under the heading “Compensation Discussion and Analysis” above. Payment of the bonuses occurred in April, 2017. See “Summary Compensation Table” above.

(2)	The amounts shown represent the range of non-equity incentive bonus opportunities for Ms. Lv during 2016. See “Compensation Discussion and Analysis – Compensation for Ms. Joanna Lv in 2016” above. Payment of a bonus in the amount of $24,354 for the first half of 2016 was made to Ms. Lv in 2016. Payment of a bonus in the amount of $48,599 for the second half of 2016 was paid to Ms. Lv in April, 2017. See the “Summary Compensation Table” above.

(3)	The amounts shown represent the range of non-equity incentive bonus opportunities for Mr. Wang under Sogou’s 2016 executive bonus plan. See “Compensation Discussion and Analysis – Compensation for Mr. Xiaochuan Wang in 2016” above. The bonus has not yet been paid to Mr. Wang. See “Summary Compensation Table” above.

(4)	The amounts shown represent the range of non-equity incentive bonus opportunities for Mr. Chen under Changyou’s 2016 executive bonus plan. See “Compensation Discussion and Analysis – Compensation for Mr. Dewen Chen in 2016” above. A bonus in the amount of $753,330 for the first half of 2016 was paid to Mr. Chen in 2016 and a bonus in the amount of $798,529 for the second half of 2016 was paid in February 2017. See the “Summary Compensation Table” above.

(5)	As Ms. Yu resigned as our President and Chief Financial Officer effective July 31, 2016, she did not participate in our 2016 Executive Bonus Plan or the bonus plans of any of our subsidiaries.

Executive Employment Agreements

Employment Agreements with Dr. Charles Zhang and Mr. Dewen Chen.

We have entered into a three-year employment agreement with our Chief Executive Officer, Dr. Charles Zhang, and Changyou has entered into an employment agreement with Mr. Dewen Chen, Changyou’s Chief Executive Officers. Under these employment agreements, Dr. Zhang and Mr. Chen are entitled to (i) annual base salaries; (ii) an annual performance-based cash bonus; and (iii) equity incentive compensation, all as presented in the Summary Compensation Table for 2016. These employment agreements also provide for certain additional benefits to the extent applicable, including vacation time, health, life, travel and disability insurance, housing allowances and tuition/training reimbursement and, in the case of Dr. Zhang, tax equalization.

The employment agreements with Dr. Zhang and Mr. Chen provide for continued employment until termination by either party. We or Changyou, as applicable, may terminate such named executive officers’ employment with or without cause at any time. However, if the termination is without cause, we or Changyou, as applicable, must provide Dr. Zhang or Mr. Chen with thirty days’ prior notice of termination. If we terminate without cause or Dr. Zhang or Mr. Chen terminates his employment for good reason (each as defined below under the heading “Potential Payments upon Termination or Change-in-Control”), he will be entitled to the following, except as noted below:

●

payments equal to his monthly base salary (which includes his or her housing allowance) in effect on the date of termination for the shorter of (i) six months and (ii) the remainder of the term of his employment agreement; and

●	insurance benefits for so long as we are obligated to pay severance.

Notwithstanding the provisions above with respect to our severance obligations, if any portion of the employment agreements is at any time deemed to be in conflict with any applicable Chinese statute, rule, or regulation, such portion will be deemed to be modified or altered to conform to such applicable statue, rule, or regulation or, if that is not possible, to be omitted from the agreement. Accordingly, Chinese law will be applied if, at the time of such determination, the severance benefits provided under Chinese law are greater than those which Dr. Zhang or Mr. Chen, as applicable, would be entitled to receive under his employment agreement.

In addition, if we or Changyou, as applicable, terminates Dr. Zhang’s or Mr. Chen’s employment without cause and the termination is within the one-year period following a change-in-control (as defined below under the heading “Potential Payments Upon Termination or Change-in-Control”) of us or Changyou, as applicable, except as noted below, all of Dr. Zhang’s or Mr. Chen’s, as applicable, stock or share options and other stock or share awards will become immediately exercisable.

Also, if we or Changyou, as applicable, terminates Dr. Zhang’s or Mr. Chen’s employment agreement without cause, if Dr. Zhang or Mr. Chen terminates his employment agreement for good reason or if Dr. Zhang or Mr. Chen dies or becomes disabled, Dr. Zhang or Mr. Chen, as applicable, will be entitled to receive the bonus to which he would have been entitled had he continued to be employed through the end of the then current year.

The employment agreements also require Dr. Zhang and Mr. Chen to enter into agreements providing for (i) assignment of intellectual property, (ii) confidential treatment of our proprietary information and (iii) during the term of their employment and for the following year, (a) non-solicitation of our employees, contractors, customers, suppliers and partners and (b) non-competition with us.

If either Dr. Zhang or Mr. Chen, as applicable, violates the confidentiality, non-solicitation, non-competition and assignment of intellectual property agreement after the termination of his employment:

●	he will not be entitled to any further payments from us or Changyou, as applicable;
●	any insurance or other benefits that have continued will terminate immediately; and
●	he must reimburse us or Changyou, as applicable, for any severance payments previously made by us to the named executive officer.

Employment Agreements with Ms. Joanna Lv and Mr. Xiaochuan Wang

Our indirect wholly-owned subsidiary Beijing Sohu New Media Information Technology Co., Ltd. entered into an open-ended employment agreement with Ms. Joanna Lv, and our subsidiary Beijing Sogou Technology Development Co., Ltd. entered into an open-ended employment agreement with Mr. Xiaochuan Wang. Under these employment agreements, Ms. Lv and Mr. Wang are entitled to (i) base salaries and (ii) a performance-based cash bonus, both as presented in the Summary Compensation Table for 2016. Their employment agreements also provide for certain additional benefits to the extent applicable, including vacation time; life, unemployment, medical, work-related injury and other insurance; and allowances for housing. Ms. Lv and Mr. Wang also agreed in these employment agreements to be bound by obligations regarding (i) assignment of intellectual property and (ii) confidential treatment of proprietary information. These employment agreements are governed by the Chinese law.

Terms of Stock Option and Restricted Stock Unit Awards and Changyou, Sogou and Sohu Video Equity Incentive Awards

Our 2000 Stock Incentive Plan expired on January 24, 2010. Our 2010 Stock Incentive Plan, which was adopted by our shareholders on July 2, 2010, provides for the issuance of up to 1,500,000 shares of our common stock, including shares issued pursuant to the vesting and settlement of restricted share units and pursuant to the exercise of options. All equity awards granted after June 21, 2010, with the exception of the Changyou, Sogou and Sohu Video share option awards discussed below, were granted pursuant to our 2010 Stock Incentive Plan. The maximum term of any equity awards granted under our 2010 Stock Incentive Plan is ten years from the grant date. Our 2010 Stock Incentive Plan will expire on July 1, 2020. Neither we nor any of our subsidiaries granted any equity incentive awards to our named executive officers during 2016.

Sohu Stock Options

The granted stock options reflected in the “Outstanding Equity Awards at Fiscal Year End” table were granted to our named executive officers under our 2010 Stock Incentive Plan. On February 16, 2015, our Board approved grants of options to our management and key employees, including options (i) to our Chief Executive Officer Dr. Charles Zhang for the purchase of 300,000 shares of common stock and (ii) to Ms. Joanna Lv, who was then our Senior Finance Director, for the purchase of 10,000 shares of common stock with an exercise price of $0.001 per share. The options are subject to vesting in four equal annual installments commencing February 7, 2016. If our Chief Executive Officer determines, in his sole discretion, that the performance of any of the grantees, including himself and Ms. Lv, in connection with his or her employment with us is not satisfactory, one or more installments or a portion of any installment of his or her unvested options may be forfeited and automatically suspended, and will remain so suspended indefinitely, unless and until our Chief Executive Officer determines, in his sole discretion, that all or part of such vesting should be resumed. Ms. Carol Yu, our former President and Chief Financial Officer, was also granted options on February 16, 2015 with a nominal exercise price of $0.001 per share for the purchase of 250,000 share of common stock, of which 62,500 were vested as of Ms. Yu’s resignation and the unvested balance of which was forfeited by Ms. Yu.

Sohu Restricted Stock Units

Under our 2000 Stock Incentive Plan we could grant, and under our 2010 Stock Incentive Plan we may grant, restricted stock units which represent the right to receive, upon vesting, at the discretion of our Compensation Committee, either one share of our common stock for each unit vested or an amount of cash equal to the then market value of one share of our common stock for each unit vested, in each case subject to any additional or different terms set forth in the applicable award agreement. Restricted stock units granted to date were only settled upon vesting in our common stock, and we expect that generally we will continue to grant restricted stock units that will only be settleable in our common stock upon vesting.

Sogou Share Option/Restricted Share Awards

We grant options to purchase ordinary shares of our subsidiary Sogou, either pursuant to the Sogou 2010 Share Incentive Plan or from ordinary shares of Sogou that we hold for the purpose of making such grants. Vesting of options that we grant to our named executive officers exercisable for the purchase of Sogou ordinary shares generally occurs in equal annual installments over a four-year period, but vesting for each year is also subject to the achievement of annual performance milestones related to Sogou that our Board establishes in its discretion. Vesting of Sogou restricted Class A ordinary shares that were granted to Mr. Xiaochuan Wang, through a British Virgin Islands trust of which Mr. Wang is the beneficiary, in 2013 will occur in five equal installments over a four-year period, with the first installment vesting upon an initial public offering by Sogou and the remaining four installments vesting upon the first four anniversaries of Sogou’s initial public offering. The annual performance milestones set by our Board for periods through the end of 2016 are based in part on financial targets, consisting of target revenue levels and target operating profit levels, and in part on operating metric targets, consisting of target levels of search traffic. We do not disclose the actual amounts of these targets, as they constitute confidential business and financial information related to Sogou’s internal budgeting and planning that could be unfairly used by Sogou’s competitors if revealed publicly, and we do not believe that the amounts of these targets are material information to our investors. Until Sogou’s completion of an underwritten public offering on NASDAQ, the New York Stock Exchange or another internationally recognized stock exchange of similar prestige and liquidity, upon the termination of employment with us of any of our named executive officers who has received Sogou share option awards, we have the right in our discretion to repurchase up to 50% of the Sogou ordinary shares, at the then fair market value of such ordinary shares, acquired by any such named executive officer upon exercise of vested Sogou share options. We did not grant any options to purchase ordinary shares of Sogou to our named executive officers in 2016.

In connection with Ms. Yu’s provision of consulting services to us following her resignation as our President and Chief Executive Officer on July 31, 2016, we agreed that Ms. Yu could exercise vested options held by her at the time of her resignation for the purchase from us of 720,000 Sogou Class A ordinary shares with an exercise price of $0.625 per share (or a total of $450,000), and we would cause Sogou to purchase from Ms. Yu all of such shares for a purchase price of $10.00 per share (or a total of $7,200,000). The purchase was completed in January 2017. In addition, we had previously granted Ms. Yu options for the purchase of 2,400,000 Class A ordinary shares of Sogou held by us, vesting in five equal installments over a four-year period, with the first installment vesting upon an initial public offering by Sogou and the remaining four installments vesting upon the first four anniversaries of Sogou’s initial public offering. All of such options were unvested at the time of Ms. Yu’s resignation. Treatment of these unvested options is being discussed by Ms. Yu and us in connection with discussions regarding her possible future provision of consulting or other services to Sogou.

Sohu Video Share Option Awards

We granted options to purchase ordinary shares of our subsidiary Sohu Video pursuant to the Sohu Video 2011 Share Incentive Plan. Vesting of options that we granted to our named executive officers exercisable for the purchase of Sohu Video ordinary shares occurs in equal annual installments over a four-year period, but vesting for each year will also be subject to the achievement of annual performance milestones related to Sohu Video that our Board establishes in its discretion. The annual performance milestones set by our Board for vesting of each installment will include financial and operating metric targets. We do not except to disclose the actual amounts of any such milestones, as we expect them to constitute confidential business and financial information related to Sohu Video’s internal budgeting and planning that could be unfairly used by Sohu Video’s competitors if revealed publicly, and also expect that they will not be material to our investors. Until Sohu Video’s completion of an underwritten public offering on NASDAQ, the New York Stock Exchange or another internationally recognized stock exchange of similar prestige and liquidity, upon the termination of employment with us of any of our named executive officers who has received Sohu Video share option awards, we have the right at our discretion to repurchase up to 50% of the Sohu Video ordinary shares, at the then fair market value of such ordinary shares, acquired by any such named executive officer upon exercise of vested Sohu Video share options. We did not grant any options to purchase ordinary shares of Sohu Video to our named executive officers in 2016. At the time of her resignation as our President and Chief Executive Officer on July 31, 2016, Ms. Yu held vested options for the purchase of 312,500 ordinary shares of Sohu Video. We have extended the exercise period for those vested options, which would otherwise have expired 90 days after Ms. Yu’s resignation, until 90 days after the date on which we notify her in writing that she has 90 days to exercise the options.

Changyou Stock Option/Restricted Share Unit Awards

On November 2, 2014, Changyou granted to Mr. Dewen Chen, Changyou’s Chief Executive Officer, 600,000 Changyou Class A restricted share units under Changyou’s 2014 Share incentive Plan, subject to vesting over a four-year period. On February 16, 2015, Changyou’s Board of Directors approved the conversion of 600,000 Class A restricted share units held by Mr. Chen into options for the purchase of Class A ordinary shares at an exercise price of $0.01, subject to the same vesting terms.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following tables set forth summaries of all outstanding equity awards granted by us and held by each of our named executive officers as of December 31, 2016.

Sohu Option and Stock Awards

	Option Awards(1)					Stock Awards(1)
	Number of	Number of				Number of
	Securities	Securities				Shares or	Market Value
	Underlying	Underlying				Units of	of Shares or
	Unexercised	Unexercised	Option			Stock That	Units of Stock
	Options	Options	Exercise	Option		Have Not	That Have
	Exercisable	Unexercisable	Price	Expiration		Vested	Not Vested
Name	(#)	(#)	($)	Date		(#)	($)
Charles Zhang	75,000	225,000	$0.001	2/15/2025	(2)	0	$0
Joanna Lv	0	7,500	$0.001	2/15/2025	(2)	0	$0
Carol Yu	62,500	0	$0.001	2/15/2025	(2)	0	$0
____________________

(1)	Sohu options awards were granted under our 2010 Stock Incentive Plan, and relate to our common stock.

(2)	The grant date of each option is listed on the table below by reference to the expiration date set forth in the table below.

Grant Date	Expiration Date
2/16/2015	2/15/2025

Sogou Share Option and Restricted Share Awards

	Share Option Awards				Restricted Share Awards
	Number of	Number of			Number of
	Securities	Securities			Shares or	Market Value
	Underlying	Underlying			Units of	of Shares or
	Unexercised	Unexercised	Option		Stock That	Units of Stock
	Options	Options	Exercise	Option	Have Not	That Have
	Exercisable	Unexercisable	Price	Expiration	Vested	Not Vested
Name	(#)	(#)	($)	Date	(#)	($)
Xiaochuan Wang	0	0			7,200,000 (3)	N/A
Carol Yu	720,000 (4)	0	$0.625	6/3/2021 (5)
		2,400,000 (6)	$0.625	2/28/2023 (5)

(3)	These Sogou restricted Class A ordinary shares were issued under Sogou’s 2010 Share Incentive Plan and are held by a British Virgin Islands trust of which Mr. Wang is the beneficiary, subject to vesting in five equal installments over a four-year period, with the first installment vesting upon an initial public offering by Sogou and the remaining four installments vesting upon the first four anniversaries of Sogou’s initial public offering. If Mr. Wang does not remain employed by Sogou or Sogou has not completed an initial public offering before January 30, 2023, Sogou may repurchase all or any portion of the unvested Sogou ordinary shares at the then fair market value of those shares. There is no public market for Sogou ordinary shares.

(4)	Consists of options granted to Ms. Carol Yu by Sohu prior to 2014 for the purchase of Class A ordinary shares of Sogou held by us. Options for the purchase of 671,040 shares became vested on November 4, 2015 and options for the purchase of an additional 48,960 shares became vested on March 25, 2016, upon the achievement of certain performance milestones by Sogou. In connection with Ms. Yu’s provision of consulting services to us following her resignation as our President and Chief Executive Officer on July 31, 2016, we agreed that Ms. Yu could exercise vested options held by her at the time of her resignation for the purchase from us of 720,000 Sogou Class A ordinary shares with an exercise price of $0.625 per share (or a total of $450,000), and we would cause Sogou to purchase from Ms. Yu all of such shares for a purchase price of $10.00 per share (or a total of $7,200,000). The purchase was completed in January 2017. Also see a detailed description above under the heading “Sogou Share Option/Restricted Share Awards.”

(5)	The grant date of each option listed on the table above, by reference to its expiration date, is as follows:

Grant Date	Expiration Date
6/4/2011	6/3/2021
3/1/2013	2/28/2023

(6)	Consists of unvested options previously granted to Ms. Yu for the purchase of 2,400,000 ordinary shares of Sogou held by us. There is a detailed description above under the heading “Sogou Share Option/Restricted Share Awards.”

Sohu Video Share Option Awards

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	Exercisable	Unexercisable	Price	Expiration
Name	(#)	(#)	($)	Date
Joanna Lv	27,500 (7)	82,500	$0.01	1/3/2022 (8)
Carol Yu	312,500 (7)	0	$0.01	1/3/2022 (8)

(7)	Options granted to Ms. Joanna Lv and Ms. Carol Yu by Sohu Video under its 2011 Share Incentive Plan. There is a detailed description above under the heading “Sohu Video Share Option Awards.”

(8)	The grant date of these options was January 4, 2012.

Changyou Share Option Awards

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	Exercisable	Unexercisable	Price	Expiration
Name	(#)	(#)	($)	Date
Dewen Chen	260,000 (9)	300,000	$0.01	11/1/2024	(10)

(9)	Options granted to Mr. Dewen Chen by Changyou under its 2014 Share Incentive Plan. There is a detailed description above under the heading “Changyou Share Option/Restricted Share Units Awards.”

(10)	The grant date of these share options was November 2, 2014.

OPTION EXERCISES AND STOCK VESTED

The following table summarizes the value realized by our named executive officers in connection with the exercise of Sohu stock options and Sogou and Changyou share options during the year ended December 31, 2016.

Option Awards(1)
	SOHU		Sogou		Changyou
			Number of Shares	Value	Number of Shares	Value
	Number of Shares	Value	Acquired On	Realized on	Acquired On	Realized on
	Acquired On	Realized On	Exercise	Exercise	Exercise	Exercise
Name	Exercise	Exercise	(#)	($)	(#)	($)
Joanna Lv	2,500	$101,075	30,000	$117,900 (2)
Dewen Chen					40,000	$471,800
____________________

(1)	Reflects shares received upon the exercise of stock options granted under the Sohu 2010 Stock Incentive Plan, the exercise of share options granted by Sohu for the purchase of Class A ordinary shares of Sogou held by us, and the exercise of share options granted under Changyou’s 2014 Stock Incentive Plan.

(2)	Calculated based on the fair market value of Class A ordinary shares of Sogou at the time of the exercise, determined based on an appraisal by an independent professional appraisal firm.

PENSION BENEFITS

We do not have any plans that provide for payments or other benefits at, following, or in connection with retirement nor do we have any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Severance Benefits and Change-in-Control Arrangements

As discussed in the narrative description under the heading “Executive Employment Agreements” following the “Grants of Plan-Based Awards Table,” we or our subsidiaries have entered into employment agreement with Dr. Charles Zhang, Ms. Joanna Lv, Mr. Xiaochuan Wang, and Mr. Dewen Chen.

The employment agreements with Dr. Zhang and Mr. Chen, along with Chinese legal requirements which are discussed in the Compensation Discussion and Analysis under the heading “Severance Benefits,” provide for certain payments and other benefits if Dr. Zhang’s or Mr. Chen’s employment with us or Changyou, as applicable, is terminated under circumstances specified in his employment agreement, including a change-in-control of us or Changyou, as applicable. Chinese legal requirements also provide for certain payments and benefits if an employment agreement is not renewed. Dr. Zhang’s or Mr. Chen’s rights upon the termination of his employment will depend upon the circumstances of the termination. Central to an understanding of the rights of Dr. Zhang and Mr. Chen under their employment agreements is an understanding of the definitions of “cause,” “change-in-control,” “good reason” and “disability” that are used in those agreements. For purposes of the employment agreements such terms have the following meanings:

“cause” means:

●	willful misconduct or gross negligence by the executive officer, or any willful or grossly negligent omission to perform any act, resulting in injury to us or Changyou, as applicable;
●	misconduct or negligence of the executive officer that results in gain or personal enrichment of the executive officer to our or Changyou’s, as applicable, detriment;
●

breach of any of the executive officer’s agreements with us or Changyou, , as applicable, including, but not limited to, the repeated failure to perform substantially the executive officer’s duties to us or Changyou, as applicable, excessive absenteeism or dishonesty;

●

any attempt by the executive officer to assign or delegate his employment agreement or any of the rights, duties, responsibilities, privileges or obligations thereunder without our or Changyou’s, as applicable, prior consent (except in respect of any delegation by the executive officer of his employment duties thereunder to our or Changyou’s, as applicable, other employees in accordance with our or Changyou’s, as applicable, usual business practice);

●

the executive officer’s indictment or conviction for, or confession of, a felony or any crime involving moral turpitude under the laws of the U.S. or any State thereof, or under the laws of China or Hong Kong;

●	declaration by a court that the executive officer is insane or incompetent to manage his business affairs;
●	habitual drug or alcohol abuse which materially impairs the executive officer’s ability to perform his duties; or
●	filing of any petition or other proceeding seeking to find the executive officer bankrupt or insolvent.

“change-in-control” means the occurrence of any of the following events:

●

any person (within the meaning of Section 13(d) or Section 14(d)(2) of the Securities Exchange Act of 1934) other than us or Changyou, as applicable, any trustee or other fiduciary holding securities under an employee benefit plan of us or Changyou, as applicable, or any corporation owned, directly or indirectly, by our or Changyou’s, as applicable, stockholders or shareholders in substantially the same proportion as their ownership of our common stock or Changyou’s ordinary shares, as applicable, becomes the direct or beneficial owner of securities representing 50% or more of the combined voting power of our or Changyou’s, as applicable, then-outstanding securities;

●

during any period of two consecutive years after the date of the executive officer’s employment agreement, individuals who at the beginning of such period constitute our Board or Changyou’s Board, as applicable, and all new directors (other than directors designated by a person who has entered into an agreement with us or Changyou, as applicable, to effect a transaction described in the first, third and fourth bullet point of this definition) whose election or nomination to our Board or Changyou’s Board, as applicable, was approved by a vote of at least two-thirds of the directors then in office, cease for any reason to constitute at least a majority of the members of our Board or Changyou’s Board, as applicable;

●

the effective date of a merger or consolidation of us or Changyou, as applicable, with any other entity, other than a merger or consolidation which would result in our or Changyou’s, as applicable, voting securities outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity;

●	our or Changyou’s, as applicable, complete liquidation or the sale or disposition by us or Changyou, as applicable, of all or substantially all of our assets or Changyou’s, as applicable, assets; or
●

there occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Securities and Exchange Act of 1934, whether or not we are then subject to such reporting requirements.

“disability” means the executive officer becomes physically or mentally impaired to an extent which renders him or her unable to perform the essential functions of his job, with or without reasonable accommodation, for a period of six consecutive months, or an aggregate of nine months in any two year period.

“good reason” means the occurrence of any of the following events without the executive officer’s express written consent, provided that the executive officer has given notice to us or Changyou, as applicable, of such event and we or Changyou, as applicable, has not remedied the problem within fifteen days:

●

any significant change in the duties and responsibilities of the executive officer inconsistent in any material and adverse respect with the executive officer’s title and position (including status, officer positions and reporting requirements), authority, duties or responsibilities as contemplated by the executive officer’s employment agreement.

●

any material breach by us or Changyou, as applicable, of the employment agreement with the executive officer, including without limitation any reduction of the executive officer’s base salary or our failure to pay to the named executive officer any portion of his or her compensation; or

●

the failure, in the event of a change-in-control in which we are, or Changyou is, as applicable, not the surviving entity, of the surviving entity or the successor to our or Changyou’s, as applicable, business to assume the executive officer’s employment agreement pursuant to its terms or to offer the executive officer employment on substantially equivalent terms to those set forth in such employment agreement.

Ms. Joanna Lv and Mr. Xiaochuan Wang are entitled to severance benefits required to be provided to them under Chinese law, which are discussed in the Compensation Discussion and Analysis under the heading “Severance Benefits,” and their employment agreements do not provide any additional severance benefits.

Potential Payments Upon Termination or Chang-in-Control

The table that follows summarizes the estimated potential post-employment compensation that would have been payable to our named executive officers, other than Ms. Carol Yu, who resigned as our President and Chief Financial Officer effective July 31, 2016 if the named executive officers’ employment had been terminated as described in the table below on December 31, 2016. Such amounts do not reflect any actual payments to be received by the named executive officers.

				Involuntary
				Termination			Change in Control
								Involuntary
		Voluntary					Voluntary	Termination
		Resignation					Resignation	within 12 months
	Compensation	for Good	Death or	Without		For	for Good	Without		For
Name	Element	Reason	Disability	Cause		Cause	Reason	Cause		Cause
Charles Zhang	Severance Pay(1)	$301,332 (2)	$0	$301,332	(2)	$0	$301,332 (2)	$301,332	(2)	$0
	Housing Allowance(1)	$150,666	$0	$150,666		$0	$150,666	$150,666		$0
	Bonus	$0 (3)	$0 (4)	$0	(3)	$0	$0 (3)	$0	(3)	$0
	Benefits	$14,407	$0	$14,407		$0	$14,407	$14,407		$0
	Accelerated Vesting
	of Sohu Stock Options
	and Restricted Stock
	Unit Awards	$0	$0	$0		$0	$0	$0		$0
Total		$466,405	$0	$466,405		$0	$466,405	$466,405		$0
Joanna Lv	Severance Pay(1)(5)	$54,449	$0	$54,449		$0	$54,449	$54,449		$0
	Housing Allowance	$0	$0	$0		$0	$0	$0		$0
	Bonus	$0	$0	$0		$0	$0	$0		$0
	Benefits	$0	$0	$0		$0	$0	$0		$0
	Accelerated Vesting
	of Sohu Stock Options
	and Restricted Stock
	Unit Awards	$0	$0	$0		$0	$0	$0		$0
Total		$54,449	$0	$54,449		$0	$54,449	$54,449		$0

				Involuntary
				Termination			Change in Control
								Involuntary
		Voluntary					Voluntary	Termination
		Resignation					Resignation	within 12 months
	Compensation	for Good	Death or	Without		For	for Good	Without		For
Name	Element	Reason	Disability	Cause		Cause	Reason	Cause		Cause
Xiaochuan Wang	Severance Pay(1)(5)	$54,449	$0	$54,449		$0	$0	$54,449		$0
	Housing Allowance	$0	$0	$0		$0	$0	$0		$0
	Bonus	$0	$0	$0		$0	$0	$0		$0
	Benefits	$0	$0	$0		$0	$0	$0		$0
	Accelerated Vesting
	of Sogou Share
	Options Awards	$0	$0	$0		$0	$0	$0		$0
Total		$54,449	$0	$54,449		$0	$0	$54,449		$0
Dewen Chen	Severance Pay(1)	$112,999 (2)	$0	$112,999	(2)	$0	$112,999 (2)	$112,999	(2)	$0
	Housing Allowance(1)	$188,332	$0	$188,332		$0	$188,332	$188,332		$0
	Bonus	$0 (3)	$0 (4)	$0	(3)	$0	$0 (3)	$0	(3)	$0
	Benefits	$17,871	$0	$17,871		$0	$17,871	$17,871		$0
	Accelerated Vesting
	of Changyou Share
	Options Awards	$0	$0	$0		$0	$0	$0		$0
Total		$319,202	$0	$319,202		$0	$319,202	$319,202		$0
____________________

(1)	Severance payments are made ratably over the severance period according to our, Sogou’s, or Changyou’s standard payroll practices, as applicable.

(2)	In the event of a voluntary resignation for good reason or an involuntary termination without cause, Dr. Charles Zhang and Mr. Dewen Chen are entitled to receive payment of their monthly base salaries in effect on the date of termination for the shorter of (i) six (6) months and (ii) the remainder of the term of their employment agreements with us or Changyou, as applicable. Dr. Zhang or Mr. Chen, applicable, would be entitled to severance benefits under his employment agreement with us or Changyou, as applicable, as in each case these benefits would be greater than the severance benefits under Chinese law.

(3)	In the event of a voluntary resignation for good reason or an involuntary termination without cause, Dr. Charles Zhang and Mr. Dewen Chen are entitled to receive their bonuses for the remainder of the year of the termination, but only to the extent that the bonuses would have been earned had they continued in employment through the end of the year, as determined in good faith by our or Changyou’s, as applicable, Chief Executive Officer, Board or Compensation Committee based on the specific corporate and individual performance targets established for the year, and only to the extent that bonuses were paid for the year to other similarly-situated employees. Payment of the entire 2016 bonus would rest on the assumption that Dr. Zhang or Mr. Chen voluntarily resigned for good reason or was terminated without cause as of December 31, 2016 and that no additional bonus would have been due as a result of the termination.

(4)	In the event of termination of Dr. Charles Zhang’s or Mr. Dewen Chen’s employment by reason of death or disability, he or his estate or representative, as applicable, is entitled to receive the bonus for the year in which the death or disability occurs to the extent that the bonus would have been earned had Dr. Zhang or Mr. Chen continued in employment through the end of the year, as determined in good faith by our or Changyou’s, as applicable, Chief Executive Officer, Board or Compensation Committee based on the specific corporate and individual performance targets established for the year, and only to the extent that bonuses are paid for the year to other similarly-situated employees. Payment of the entire 2016 bonus would rest on the assumption that no additional bonus would have been due as a result of the termination.

(5)	Severance benefits required to be made under Chinese law.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION (1)

The following table summarizes the compensation paid to our directors during the 2016 fiscal year.

	Sohu Restricted	Special
	Stock Units Awards	Compensation	Total
Name	($)(2)	($)(3)	($)
Dave Qi	$119,940	$45,000	$164,940
Edward B. Roberts (4)	$119,940	N//A	$119,940
Shi Wang	$105,560	N/A	$105,560
Charles Huang	$105,560	$50,000	$155,560
Zhonghan Deng	$105,560	$25,000	$130,560
____________________

(1)	Dr. Charles Zhang has been omitted from this table because he receives no compensation for serving on our Board. All compensation paid to Dr. Zhang in fiscal year 2016 was paid to him in his capacity as Chief Executive Officer and is reported in the “Summary Compensation Table.”

(2)	Represents compensation expense computed in accordance with U.S. GAAP based on the grant date fair value of the 2016 Sohu restricted stock units awards granted to each of Dave Qi, Edward B. Roberts, Shi Wang, Charles Huang, and Zhonghan Deng from January 1, 2016 through December 31, 2016.

(3)	Amounts represent compensation paid to members of a special committee of our Board, consisting of Dr. Dave Qi, Mr. Charles Huang, and Dr. Zhonghan Deng, that was formed in December 2015 in response to our Board’s receipt of a preliminary non-binding indicative proposal from Dr. Charles Zhang for an investment by a special purpose entity that was to be formed by Dr. Zhang and a private equity firm to be identified by Dr. Zhang.

(4)	Mr. Edward B. Roberts resigned from our Board effective January 31, 2017.

Compensation

In 2016, we compensated non-employee members of our Board with equity-based compensation. Directors who are our employees do not receive any compensation for their service as a member of our Board or any committee. In addition, non-employee members of our Board were reimbursed for reasonable travel expenses incurred in connection with attending Board and committee meetings.

Equity Compensation

Effective as of the first business day of each calendar year of 2011 through 2016, Drs. Edward B. Roberts and Dave Qi were each granted such number of restricted stock units as was equal to $125,000 divided by the average of the daily closing prices of shares of our common stock on the NASDAQ Global Select Market for the month of December of the immediately preceding year and Messrs. Charles Huang, Shi Wang and Dr. Zhonghan Deng were each granted such number of restricted stock units as was equal to $110,000, divided by such average of the daily closing prices, with 50% of such restricted stock units vesting on July 1 and the remaining 50% vesting on December 31 of the grant year.

On January 12, 2016, Drs. Edward B. Roberts and Dave Qi were each granted 2,352 restricted stock units, and Messrs. Charles Huang, Shi Wang and Dr. Zhonghan Deng were each granted 2,070 restricted stock units. 50% of these restricted stock units vested on July 1, 2016 and the remaining 50% vested on December 31, 2016.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2016, none of the members of our Compensation Committee was our current or former officer or employee.

No member of our Compensation Committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. No member of our Compensation Committee during 2016 was an officer of Sohu or any of our subsidiaries.

None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other organization whose executive officer served as a member of our Board or Compensation Committee.

Proposal II. Advisory Vote Approving Executive Compensation

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the implementing regulations of the SEC thereunder provide that for the first annual meeting of stockholders on or after January 21, 2011 and not less than once every three years thereafter we must include a separate resolution subject to stockholder vote to approve the compensation of our named executive officers, as disclosed in our proxy statement pursuant to Item 402 of Regulation S-K. Section 951 of the Dodd-Frank Act and the implementing regulations thereunder also require that at the first annual meeting of stockholders held on or after January 21, 2011 and not less frequently than once every six years thereafter we must include a separate resolution subject to a stockholder advisory vote to determine whether the stockholder advisory vote on approving our executive compensation that is the subject of this Proposal II should occur every one, two or three years. At our 2011 Annual Meeting of Stockholders, our stockholders voted in favor of an advisory resolution that the stockholder advisory vote on approving our executive compensation should occur every year. In response to that vote, our Board determined that the stockholder advisory vote on executive compensation would be held every year between now and the expiration of that six-year period.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to endorse or not endorse our executive pay program and policies, as disclosed in this Proxy Statement, through the following resolution:

“Resolved, to approve, on an advisory basis, the compensation paid to Sohu.com Inc.’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, the narrative discussion, and any related material disclosed in this Proxy Statement.”

As provided in the Dodd-Frank Act, this vote will not be binding on our Board and may not be construed as overruling a decision by our Board, creating or implying any change to the fiduciary duties of our Board or any additional fiduciary duty by our Board or restricting or limiting the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. Our Board and our Compensation Committee, however, may take into account the outcome of the vote when considering future executive compensation arrangements.

In voting to approve the above resolution, stockholders may vote for the resolution or against the resolution or abstain from voting. This matter will be decided by the affirmative vote of a majority of the votes cast at the Annual Meeting.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Proposal III Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

Section 951 of the Dodd-Frank Act and the implementing regulations of the Securities and Exchange Commission thereunder require that at the first annual meeting of stockholders held on or after January 21, 2011 and not less frequently than once every six years thereafter we must include a separate resolution subject to a stockholder advisory vote to determine whether the stockholder advisory vote on executive compensation that is the subject of Proposal II should occur every one, two or three years. Accordingly, at this year’s Annual Meeting, we are required under Section 951 of the Dodd-Frank Act to include a separate resolution subject to a stockholder advisory vote on the frequency of future advisory votes on our executive compensation.

Our Board welcomes the views of stockholders on executive compensation matters. Therefore, particularly in view of the previous vote by our stockholders of on the subject, our Board believes that it is desirable to have the advisory vote on executive compensation occur every year. Accordingly, our Board recommends that the advisory vote on executive compensation occur every year.

As provided in the Dodd-Frank Act, this vote will not be binding on our Board and may not be construed as overruling a decision by our Board, creating or implying any change to the fiduciary duties of our Board or any additional fiduciary duty by our Board or restricting or limiting the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation.

In voting on the frequency of future advisory votes on our executive compensation, stockholders may vote to have the vote occur every one, two or three years or abstain from voting. The period that receives the most votes from stockholders will be deemed to be the period selected by stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF HAVING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION OCCUR EVERY YEAR.

Proposal IV. Ratification of Appointment of Independent Auditors

The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers as our independent auditors for the fiscal year ending December 31, 2017. PricewaterhouseCoopers has served as our independent auditors since 2000. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions. Stockholder ratification of our independent auditors is not required under Delaware law or under our Sixth Restated Certificate of Incorporation or our Second Amended and Restated By-Laws. If our stockholders do not ratify the selection of PricewaterhouseCoopers as our independent auditors for the current fiscal year ending December 31, 2017, our Audit Committee will evaluate what would be in our best interests and our stockholders and consider whether to select new independent auditors for the current fiscal year or for future fiscal years. Unless otherwise instructed on the proxy, properly executed proxies will be voted in favor of ratifying the appointment of PricewaterhouseCoopers to audit our books and accounts for the fiscal year ending December 31, 2017.

PRINCIPAL ACCOUNTANT FEES, SERVICES AND PRE-APPROVAL PROCESS

Audit and Audit-Related Service Fees

The aggregate fees billed by PricewaterhouseCoopers for audit services were $3.1 million and $3.5 million, respectively, for the fiscal years ended December 31, 2016 and 2015. Audit services consisted primarily of services rendered for the audit of our annual financial statements included in our Annual Reports on Form 10-K, reviews of the financial statements included in our Quarterly Reports on Form 10-Q, the audit of the effectiveness of internal control over financial reporting required under Item 308 of Regulation S-K, and audits of Sogou and Changyou.

The aggregate fees billed by PricewaterhouseCoopers for audit-related services were $0.2 million and $0.4 million, respectively, for the fiscal years ended December 31, 2016 and 2015. Audit-related services consisted primarily of Extensible Business Reporting Language (“XBRL”) services for our annual financial statements on Form 10-K and Quarterly Reports on Form 10-Q, and accounting advisory services.

Tax-Related Service Fees

The aggregate fees billed by PricewaterhouseCoopers for tax-related services were $2.4 million and $4.7 million, respectively, for the fiscal years ended December 31, 2016 and 2015. Tax-related services mainly included tax compliance, tax consulting and tax planning related to U.S. and Chinese taxes.

Other Fees

The aggregate fees billed by PricewaterhouseCoopers for other services were $3,606 and $3,605, respectively, for the fiscal years ended December 31, 2016 and 2015.

Pre-Approval Process

Our Audit Committee will consider annually for pre-approval a list of specific services and categories of services, including audit and audit-related, tax and other services, for the upcoming or current fiscal year to be provided by the independent auditors. Thereafter, our Audit Committee’s policy is to pre-approve all such services as it deems advisable. Any service that is not included in the approved list of services or that does not fit within the definition of a pre-approved service is required to be presented separately to our Audit Committee for consideration at our next regular meeting or, if necessary, by other means of communication. In 2017, our Audit Committee pre-approved all services provided by PricewaterhouseCoopers.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS AS INDEPENDENT AUDITORS.

MISCELLANEOUS

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. A copy of the code of ethics is filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2003 and can be found on our website at www.sohu.com. In addition, copies of our code of ethics may be obtained free of charge by writing to Eric Yuan, Sohu.com Inc., Level 18, Sohu.com Media Plaza, Block 3, No. 2 Kexueyuan South Road, Haidian District, Beijing 100190, People’s Republic of China.

Other Matters

Our Board is not aware of any matter, other than those described above, that may come before the Annual Meeting. However, if any matters are properly presented to the meeting for action, it is intended that the persons named in the enclosed proxy will vote on such matters in accordance with their best judgment.

Communications with Directors

Our Board has not established a formal process for stockholders to send communications to our Board and individual directors. However, the names of all directors are available to stockholders in this Proxy Statement. If we receive any stockholder communication intended for the full Board or any individual director, we will forward the communication to the full Board or the individual director, unless the communication is clearly of a marketing nature or is unduly hostile, threatening, illegal, or similarly inappropriate, in which case we have the authority to discard the communication or take appropriate legal action regarding the communication.

Procedures and Deadline for Receipt of Stockholder Proposals and Director Nominations

In order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2018 Annual Meeting of Stockholders, it must be in compliance with Rule 14a-8 under the Exchange Act and received by us at Sohu.com Inc., Level 18, Sohu.com Media Plaza, Block 3, No. 2 Kexueyuan South Road, Haidian District, Beijing 100190, People’s Republic of China, Attention: Eric Yuan, no later than December 31, 2017. A stockholder proposal or a stockholder nomination of a candidate for election to our Board intended to be considered at the 2018 Annual Meeting of Stockholders, but not included in our proxy materials for that meeting, must be received by us at the above address not less than 90 days nor more than 120 days prior to the first anniversary date of the 2017 Annual Meeting of Shareholders provided that if the 2018 Annual Meeting of Stockholders is more than 30 days before or more than 70 days after such anniversary date, the proposal must be received not earlier on the 120th day prior to the 2018 Annual Meeting of Stockholders and not later than the later date of the 90th day prior to that meeting or the 10th day after the date of that meeting is first publicly announced. The proposal or nomination must be in compliance with the procedures, and include the information, specified in our Second Amended and Restated By-laws, including information concerning the proposal or nominee and documentation of the stockholder’s ownership of our stock, and must also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act.

By order of our Board of Directors

People’s Republic of China
April 27, 2017

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 10:00 p.m., Eastern Time, on June 18, 2017.

Vote by Internet
●	Go to www.envisionreports.com/SOHU
●	Or scan the QR code with your smartphone
●	Follow the steps outlined on the secure website

Vote by telephone
●	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
●	Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2 and 4 and every YEAR for Proposal 3.

1.	To elect three directors, who shall serve for a two-year term or until their earlier resignation or removal. Nominees:
01 - Mr. Charles Huang	02 - Dr. Dave Qi	03 - Mr. Shi Wang
☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

			For	Against	Abstain			For	Against	Abstain
2.	Advisory resolution approving our executive compensation		☐	☐	☐	4.	Ratification of the appointment of PricewaterhouseCoopers Zhong Tian LLP as our independent auditors for the fiscal year ending December 31, 2017	☐	☐	☐
		One Year	Two Years	Three Years	Abstain
3.	Advisory vote on the frequency of future advisory votes on our executive compensation	☐	☐	☐	☐	5.	All other matters which may properly come before the Annual Meeting or any adjournment or postponement thereof

B	Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as your name(s) is (are) shown on the certificates to which the Proxy applies. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

02L5RB

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The Proxy Statement and the 2016 Annual Report to Stockholders are available at:
http://www.envisionreports.com/SOHU

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — SOHU.COM INC.

LEVEL 18, SOHU.COM MEDIA PLAZA
BLOCK 3, NO. 2 KEXUEYUAN SOUTH ROAD, HAIDIAN DISTRICT
BEIJING 100190, PEOPLE’S REPUBLIC OF CHINA

Proxy for the Annual Meeting of Stockholders – June 20, 2017 Beijing Time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The person or entity signed on the reverse side of this proxy card hereby appoints Dr. Charles Zhang and Ms. Joanna Lv and each of them, as proxy or proxies for such person or entity, with full power of substitution, who may act by unanimous vote of said proxies or their substitutes as shall be present at the meeting, or, if only one be present, then the one shall have all the powers hereunder, to represent and to vote, as designated on the other side (if no direction is made, this Proxy will be voted FOR Proposals 1, 2, and 4 and is in favor of a frequency of every YEAR for future advisory votes on executive compensation), all of the shares of common stock, par value $0.001 per share, of Sohu.com Inc. standing in the name of such person or entity on April 24, 2017 at the Annual Meeting of Stockholders of Sohu.com Inc. to be held on Tuesday, June 20, 2017 at 10:00 a.m., Beijing time, and any adjournment thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Please sign, date and return this proxy in the enclosed postage prepaid envelope).

(Continued and to be marked, dated and signed, on the other side)